As filed with the Securities and Exchange Commission on November 29, 1999


                               FILE NO. 811-08642



                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                    FORM N-1A


                             REGISTRATION STATEMENT


                                      UNDER


                       THE INVESTMENT COMPANY ACT OF 1940

                                 AMENDMENT NO. 9

                     THE NEW YORK  TAX  EXEMPT  BOND  PORTFOLIO  (Exact  Name of
               Registrant as Specified in Charter)


            60 State Street, Suite 1300, Boston, Massachusetts 02109
                    (Address of Principal Executive Offices)


       Registrant's Telephone Number, Including Area Code: (617) 557-0700


                Margaret W. Chambers, c/o Funds Distributor, Inc.
            60 State Street, Suite 1300, Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

            Copy to:John E. Baumgardner, Jr., Esq.
                             Sullivan & Cromwell
                             125 Broad Street
                             New York, NY 10004

                            EXPLANATORY NOTE

         This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                                PART A

Responses to Items 1,2,3,5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 4. Investment Objectives, Principal Investment Strategies, and Related
Risks

INVESTMENT OBJECTIVE
The investment objective is to provide a high level of tax exempt income for New York residents consistent with moderate risk of capital. This goal can be changed without the approval of interest holders.


PORTFOLIO MANAGEMENT
The portfolio management team is led by Robert W. Meiselas, vice president, who joined the team in June 1997 and has been at J.P. Morgan since 1987, and Benjamin Thompson, vice president, who joined the team in June 1999. Prior to joining J.P. Morgan, Mr. Thompson was a senior fixed income portfolio manager at Goldman Sachs.


PRINCIPAL INVESTMENT STRATEGIES AND RELATED RISKS

INVESTMENT APPROACH
The Portfolio intends to achieve its investment objective by investing primarily in New York municipal securities that it believes have the potential to provide high current income which is free from federal, state, and New York City personal income taxes for New York residents. The Portfolio may also invest to a limited extent in securities of other states or territories. To the extent that the Portfolio invests in municipal securities of other states, the income from such securities would be free from federal personal income taxes for New York residents but would be subject to New York State and New York City personal income taxes. For non-New York residents, the income from New York municipal securities is free from federal personal income taxes only. The Portfolio may also invest in taxable securities. The Portfolio's securities may be of any maturity, but under normal market conditions the Portfolio's duration (duration is a measure of average weighted maturity of the securities held by a portfolio and a common measurement of sensitivity to interest rate movements) will generally range between three and seven years, similar to that of the Lehman Brothers 1-16 Year Municipal Bond Index (currently 5.4 years). At least 90% of assets must be invested in securities that, at the time of purchase, are rated investment-grade (BBB/Baa or better) or are the unrated equivalent. No more than 10% of assets may be invested in securities rated B or BB.

PRINCIPAL RISKS
The portfolio's share price and total return will vary in response to changes in interest rates. How well the portfolio's performance compares to that of similar fixed income funds will depend on the success of the investment process, which is described below. Because most of the portfolio's investments will typically be from issuers in the State of New York, its performance will be affected by the fiscal and economic health of that state and its municipalities. The portfolio is non-diversified and may invest more than 5% of assets in a single issuer, which could further concentrate its risks. To the extent that the portfolio seeks higher returns by investing in non-investment-grade bonds, often called junk bonds, it takes on additional risks, since these bonds are more sensitive to economic news and their issuers have a less secure financial condition.

         There can be no assurance that the investment objective of the Portfolio will be achieved.

         The value of the Portfolio will fluctuate over time. You could lose money if you sell when the Portfolio's price is lower than when you invested. There is no assurance that the Portfolio will meet its investment goal. Future returns will not necessarily resemble past performance. The Portfolio does not represent a complete investment program.

INVESTMENT PROCESS

J.P. Morgan seeks to generate an information advantage through the depth of its global fixed-income research and the sophistication of its analytical systems. Using a team-oriented approach, J.P. Morgan seeks to gain insights in a broad range of distinct areas, and when consistent with the Portfolio's investment approach, takes positions in many different areas, helping the Portfolio to limit exposure to concentrated sources of risk.

In managing the Portfolio, J.P. Morgan employs a three-step process that combines sector allocation, fundamental research for identifying portfolio securities, and duration management.

Sector Allocation. The sector allocation team meets monthly, analyzing the fundamentals of a broad range of sectors in which the Portfolio may invest. The team seeks to enhance performance and manage risk by underweighting or overweighting sectors.

Security Selection. Relying on the insights of different specialists, including credit analysts, quantitative researchers, and dedicated fixed income traders, the portfolio managers make buy and sell decisions according to the Portfolio's goal and strategy.

Duration Management. forecasting teams use fundamental economic factors to develop strategic forecasts of the direction of interest rates. Based on these forecasts, strategists establish the Portfolio's target duration, a common measurement of a security's sensitivity to interest rate movements. For securities owned by the Portfolio, duration measures the average time needed to receive the present value of all principal and interest payments by analyzing cash flows and interest rate movements. The Portfolio's duration is generally shorter than the Portfolio's average maturity because the maturity of a security only measures the time until final payment is due. The Portfolio's target duration typically remains relatively close to the duration of the market as a whole, as represented by the Portfolio's benchmark. The strategists closely monitor the Portfolio and make tactical adjustments as necessary.


INVESTMENTS

         This table discusses the customary types of securities which can be held by the Portfolio. In each case the principal types of risk (along with their definitions) are listed.

------------------------------------------------------------------------------
ASSET-BACKED SECURITIES Interests in a stream of payments from specific assets, such as auto or credit card receivables.

Risk: credit, interest rate, market, prepayment
Permitted, but not typically used
------------------------------------------------------------------------------
BANK OBLIGATIONS Negotiable certificates of deposit, time deposits and bankers' acceptances.

Risk: credit, liquidity, political
Permitted, but not typically used (Domestic only)
------------------------------------------------------------------------------
COMMERCIAL PAPER Unsecured short term debt issued by banks or corporations. These securities are usually discounted and are rated by S&P or Moody's.

Risk: credit, interest rate, liquidity, market, political
------------------------------------------------------------------------------
MORTAGES (directly held) Domestic debt instrument which gives the lender a lien on property as security for the loan payment.

Risk: credit, environmental, extension, interest rate, liquidity, market, natural event, political, prepayment, valuation
Permitted, but no current intention of use
------------------------------------------------------------------------------
PRIVATE PLACEMENTS Bonds or other investments that are sold directly to an institutional investor.

Risk: credit, interest rate, liquidity, market, valuation

------------------------------------------------------------------------------
REPURCHASE
AGREEMENTS Contracts whereby the portfolio agrees to purchase a security and resell it to the seller on a particular date and at a specific price.

Risk: credit
Permitted, but not typically used

------------------------------------------------------------------------------
REVERSE
REPURCHASE   AGREEMENTS  Reverse  repurchase  agreement  contracts  whereby  the portfolio sells a security and agrees to repurchase it from the buyer on a particular date and at a specific price. Considered a form of borrowing.

Risk: credit
Permitted, but not typically used. All forms of borrowing (including securities lending and reverse repurchase agreements) in the aggregate may not exceed 33 1/3 of the portfolio's total assets.
------------------------------------------------------------------------------
SYNTHETIC
VARIABLE RATE INSTRUMENTS Debt instruments whereby the issuer agrees to exchange one security for another in order to change the maturity or quality of a security in the Portfolio.

Risk: credit, interest rate, leverage, liquidity, market
------------------------------------------------------------------------------
TAX  EXEMPT  MUNICIPAL  SECURITIES  Securities,   generally  issued  as  general
obligation and revenue bonds, whose interest is exempt from federal taxation and state and/or local taxes in the state where the securities were issued.

Risk: credit, interest rate, market, natural event, political
At least 65% of assets must be in New York municipal securities and at least 80% of assets must be in tax exempt securities.
------------------------------------------------------------------------------
U.S. GOVERNMENT SECURITIES Debt instruments (Treasury bills, notes, and bonds) guaranteed by the U.S. government for the timely payment of principal and interest.

Risk: interest rate

------------------------------------------------------------------------------
ZERO
COUPON, PAY-IN-KIND, AND DEFERRED PAYMENT SECURITIES Securities offering non-cash or delayed-cash payment. Their prices are typically more volatile than those of some other debt instruments and involve certain special tax considerations.

Risk: credit, interest rate, liquidity, market, political, valuation
------------------------------------------------------------------------------
RISK  RELATED  TO  CERTAIN  SECURITIES  HELD BY THE NEW  YORK  TAX  EXEMPT  BOND
PORTFOLIO:

CREDIT RISK The risk a financial obligation will not be met by the issuer of a security or the counterparty to a contract, resulting in a loss to the purchaser.

ENVIRONMENTAL RISK The risk that an owner or operator of real estate may be liable for the costs associated with hazardous or toxic substances located on the property.

EXTENSION RISK The risk a rise in interest rates will extend the life of a mortgage-backed security to a date later than the anticipated prepayment date, causing the value of the investment to fall.

INTEREST RATE RISK The risk a change in interest rates will adversely affect the value of an investment. The value of fixed income securities generally moves in the opposite direction of interest rates (decreases when interest rates rise and increases when interest rates fall).

LEVERAGE RISK The risk of gains or losses disproportionately higher than the amount invested

LIQUIDITY RISK The risk the holder may not be able to sell the security at the time or price it desires.

MARKET RISK The risk that when the market as a whole declines, the value of a specific investment will decline proportionately. This systematic risk is common to all investments and the mutual funds that purchase them.

NATURAL EVENT RISK The risk of a natural disaster, such as a hurricane or similar event, will cause severe economic losses and default in payments by the issuer of the security.

POLITICAL RISK The risk governmental policies or other political actions will negatively impact the value of the investment.

PREPAYMENT RISK The risk declining interest rates will result in unexpected prepayments, causing the value of the investment to fall.

VALUATION RISK The risk the estimated value of a security does not match the actual amount that can be realized if the security is sold.

-------------------------------

1 A futures contract is an agreement to buy or sell a set quantity of an underlying instrument at a future date, or to make or receive a cash payment based on changes in the value of a securities index. An option is the right to buy or sell a set quantity of an underlying instrument at a pre-determined price. 2 Mr. Healey is an "interested person" of the Portfolio and the Advisor as that term is defined in the 1940 Act.



         This table discusses the main elements that make up the Portfolio's overall risk characteristics. It also outlines the Portfolio's policies toward various securities, including those that are designed to help the Portfolio manage risk.

Potential risks                                        Policies to balance risk

----------------------------------------------------------------------------------------
Potential risks                    Policies to balance risk and reward
----------------------------------------------------------------------------------------
Market conditions

o The Portfolio's share price,      o Under normal circumstances the funds plan to remain
  yield, and total return          fully invested in bonds and other fixed income
  will fluctuate in                securities as noted in the table on pages 22-23
  response to bond
market
  movements                        o The Portfolio seeks to limit risk and enhance total return or yields through careful management, sector
o The value of most bonds          allocation, individual securities selection, and
  will fall when interest          duration management
  rates rise; the longer a
  bond's maturity and the          o During severe market downturns, the Portfolio has the
  lower its credit                 option of investing up to 100% of assets in
  quality, the more its            investment-grade short-term securities
  value typically falls
                                   o J.P. Morgan monitors interest rate trends, as well as
o Adverse market                   geographic and demographic information related to
  conditions may from time         mortgage-backed securities and mortgage prepayments
  to time cause a fund to
  take temporary  defensive
  positions that are
  inconsistent  with its
  principal investment
  strategies  and may
  hinder a fund from
  achieving  its
  investment objective


Credit quality

o The default of an issuer         o The Portfolio maintains its own policies for balancing
  would leave a fund with           credit quality against potential yields and gains in
  unpaid interest or                 light of its investment goals
  principal
                                   o J.P. Morgan develops its own ratings of unrated
o Junk bonds (those rated            securities and makes a credit quality determination
  BB/Ba or lower) have a             for unrated securities
  higher risk of default,
  tend to be less liquid,
  and may be more
  difficult to value

Management choices

o The Portfolio could             o J.P. Morgan focuses its active management on those
  underperform its                 areas where it believes its commitment to research
  benchmark due to its             can most enhance returns and manage risks in a
  sector, securities or            consistent way
  duration choices

Derivatives

o Derivatives such as            o The Portfolio uses derivatives, such as futures, options,
  futures, options, swaps          swaps and forward foreign currency contracts for
  and forward foreign              hedging and for risk management (i.e., to adjust
  currency contracts that          duration or yield curve exposure, or to establish or
  are used for hedging the         adjust exposure to particular securities, markets, or
  portfolio or specific            currencies); risk management may include management
  securities may not fully         of a fund's exposure relative to its benchmark; the
  offset the underlying            Portfolio is
  positions(1) and this             permitted to enter into
  could result in losses           futures and options transactions, however, these
  to the fund that would           transactions result in taxable gains or losses so it
  not have otherwise               is expected that this Portfolio will utilize them
  occurred                         infrequently

o Derivatives used for
  risk management may
not have the intended            o The Portfolio only establishes hedges that they expect will
  effects and may result           be highly correlated with underlying positions
  in losses or missed
  opportunities                  o While the Portfolio may use derivatives that incidentally involve leverage, it does not use them for the
o The counterparty to a            specific purpose of leveraging its portfolio
  derivatives contract
  could default

o Certain types of
  derivatives involve
  costs to the funds which
  can reduce returns

o Derivatives that involve
  leverage could magnify
  losses

Securities lending

o When the Portfolio lends a     o J.P. Morgan maintains a list of approved borrowers
  security, there is a
  risk that the loaned           o The Portfolio receives collateral equal to at least 100%
  securities may not be            of the current value of securities
loaned returned if the
borrower defaults                o The lending agents indemnify a fund against borrower
                                    default
o The collateral will be
  subject to the risks of        o J.P. Morgan's collateral investment guidelines limit
  the securities in which          the quality and duration of collateral investment to
  it is invested                   minimize losses

                                 o Upon recall, the borrower must return the securities
                                   loaned within the normal settlement period

Illiquid holdings

o The Portfolio could have      o The Portfolio may not invest more than 15% of net assets in
  difficulty valuing these         illiquid holdings
  holdings precisely
                                 o To maintain adequate liquidity to meet redemptions,
o The Portfolio could be unable    the Portfolio may hold investment-grade short-term
  to sell these holdings           securities (including repurchase agreements and
  at the time or price             reverse repurchase agreements) and, for temporary or
  desired                          extraordinary purposes, may borrow from banks up to
                                   33 1/3% of the value of its total assets
Short-term trading


o Increased trading would        o The Portfolio may use short-term trading to take
  raise the Portfolio's             advantage of attractive or unexpected opportunities
  transaction costs                or to meet demands generated by shareholder activity.
                                   The turnover rate for the Portfolio for the
o Increased short-term             four months ended 7/31/99 is (8%)
  capital gains
  distributions would
  raise shareholders'
  income tax liability


(1) A futures contract is an agreement to buy or sell a set quantity of an underlying instrument at a future date, or to make or receive a cash payment based on changes in the value of a securities index. An option is the right to buy or sell a set quantity of an underlying instrument at a pre-determined price. A swap is a privately negotiated agreement to exchange one stream of payments for another. A forward foreign currency contract is an obligation to buy or sell a given currency on a future date and at a set price.


Item 6.  Management, Organization, and Capital Structure

PORTFOLIO DETAILS
BUSINESS STRUCTURE
The New York Tax Exempt Bond Portfolio (the "Portfolio") is a no-load non-diversified open-end management investment company which was organized as a trust under the laws of the State of New York on June 16, 1993. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     MANAGEMENT AND ADMINISTRATION The Board of Trustees provides broad supervision over the affairs of the Portfolio. The Portfolio has retained the services of J.P. Morgan Investment Management Inc. ("JPMIM" or the "Advisor") as investment adviser and Morgan Guaranty Trust Company of New York ("Morgan"), as administrative services agent. The Portfolio has retained the services of Funds Distributor, Inc. ("FDI") as co-administrator (the "Co-Administrator").

The Portfolio has not retained the services of a principal underwriter or distributor, since interests in the Portfolio are offered solely in private placement transactions. FDI, acting as agent for the Portfolio, serves as exclusive placement agent of interests in the Portfolio. FDI receives no additional compensation for serving in this capacity.

The Portfolio has entered into an Amended and Restated Portfolio Fund Services Agreement, dated July 11, 1996, with Pierpont Group, Inc. ("Pierpont Group") to assist the Trustees in exercising their overall supervisory responsibilities for the Portfolio. The fees to be paid under the agreement approximate the reasonable cost of Pierpont Group in providing these services to the Portfolio and other registered investment companies subject to similar agreements with Pierpont Group. Pierpont Group was organized in 1989 at the request of the Trustees of the J.P. Morgan Family of Funds (formerly The Pierpont Family of Funds) for the purpose of providing these services at cost to those funds. See
Item 14 in Part B. The principal offices of Pierpont Group are located at 461 Fifth Avenue, New York, New York 10017.

--------------------------- ---------------------------------------------------
Advisory  services             0.30% of the  portfolio's  average net assets

Administrative services Portfolio's pro-rata portions of 0.09% of the (fee shared with Funds first $7 billion of average net assets in J.P.
 Distributor, Inc.)            Morgan-advised portfolios, plus 0.04% of average
                               net assets over $7 billion
------------------------------- ------------------------------------------
J.P. Morgan may pay fees to certain firms and professionals for providing recordkeeping or other services in connection with investments in a fund.

Year 2000 Portfolio operations and shareholders could be adversely affected if the computer systems used by J.P. Morgan, the Portfolio's other service providers and other entities with computer systems linked to the Portfolio do not properly process and calculate January 1, 2000 and after date-related information. J.P. Morgan is working to avoid these problems and to obtain assurances from other service providers that they are taking similar steps. However, it is not certain that these actions will be sufficient to prevent these date-related problems from adversely impacting Portfolio operations and shareholders. In addition, to the extent that operations of issuers of securities held by the Portfolio are impaired by date-related problems or prices of securities decline as a result of real or perceived date-related problems of issuers held by the Portfolio or generally, the net asset value of the Portfolio will decline. While the Portfolio cannot predict at this time the degree of impact, it is possible that foreign markets will be less prepared than those in the U.S.

Item 7.  Shareholder Information

INVESTING

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities which are "accredited investors" as defined in Rule 501 under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

An investment in the Portfolio may be made without a sales load. All investments are made at net asset value next determined after an order is received in "good order" by the Portfolio. The net asset value of the Portfolio is determined at the Valuation Time on each Portfolio Business Day.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Custodian by a Federal Reserve Bank).

The Portfolio may, at its own option, accept securities in payment for investments in its beneficial interests. The securities delivered in kind are valued by the method described in Net Asset Value as of the business day prior to the day the Portfolio receives the securities. Securities may be accepted in payment for beneficial interests only if they are, in the judgment of Morgan, appropriate investments for the Portfolio. In addition, securities accepted in payment for beneficial interests must: (i) meet the investment objective and policies of the Portfolio; (ii) be acquired by the Portfolio for investment and not for resale; (iii) be liquid securities which are not restricted as to transfer either by law or liquidity of market; and (iv) have a value which is readily ascertainable as evidenced by a listing on a stock exchange, OTC market or by readily available market quotations from a dealer in such securities. The Portfolio reserves the right to accept or reject at its own option any and all securities offered in payment for beneficial interests.

The Portfolio and FDI reserve the right to cease accepting investments at any time or to reject any investment order.

ADDING TO YOUR ACCOUNT
Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day. At the Valuation Time on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected at the Valuation Time on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio to the Valuation Time on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of the Valuation Time, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Valuation Time on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the Valuation Time on the following Portfolio Business Day.

SELLING SHARES
An investor in the Portfolio may reduce all or any portion of its investment at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next Portfolio Business Day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the New York Stock Exchange (the "NYSE") is closed (other than weekends or holidays) or trading on the NYSE is restricted or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

Redemption in Kind
The Portfolio reserves the right under certain circumstances, such as accommodating requests for substantial withdrawals or liquidations, to pay distributions in kind to investors (i.e., to distribute portfolio securities as opposed to cash). If securities are distributed, an investor could incur brokerage, tax or other charges in converting the securities to cash. In addition, distribution in kind may result in a less diversified portfolio of investments or adversely affect the liquidity of the Portfolio or the investor's portfolio, as the case may be.

ACCOUNT AND TRANSACTION POLICIES
Business Hours and NAV Calculations
The net asset value of the Portfolio is determined each business day other than the holidays listed in Part B ("Portfolio Business Day"). This determination is made once each Portfolio Business Day as of the close of trading on the NYSE (normally 4:00pm eastern time)(the "Valuation Time").

DIVIDENDS AND DISTRIBUTIONS
It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

Investor inquiries may be directed to FDI at 60 State Street, Boston, Massachusetts 02109 or by calling FDI at (617) 557-0700.

TAX CONSIDERATIONS
Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

ITEM 8.  DISTRIBUTION AGREEMENTS:   Not applicable

                                     PART B


ITEM 10. COVER PAGE.

         Not applicable.

ITEM 11.  TABLE OF CONTENTS.                                   PAGE

         Description of the Portfolio and
         its Investments and Risks . . . . . . . . . . . . . . B-1
         Management of the Portfolio . . . . . . . . . . . . . B-22
         Control Persons and Principal Holders
         of Securities . . . . . . . . . . . . . . . . . . . . B-26
         Investment Advisory and Other Services . . . . . . . .B-26
         Brokerage Allocation and Other Practices . . . . . .. B-31
         Capital Stock and Other Securities . . . . . . . . .. B-32
         Purchase, Redemption and Pricing of
         Securities Being Offered . . . . . . . . . . . . . .. B-34
         Tax Status . . . . . . . . . . . . . . . . . . . . . .B-34
         Underwriters . . . . . . . . . . . . . . . . . . . .. B-36
         Calculations of Performance Data . . . . . . . . . .. B-36
         Financial Statements . . . . . . . . . . . . . . . ...B-36

ITEM 12. PORTFOLIO HISTORY.

         Not applicable.

ITEM 13. DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENTS AND RISKS.

         The investment objective of The New York Tax Exempt Bond Portfolio (the "Portfolio") is to provide a high level of tax exempt income for New York residents consistent with moderate risk of capital.

         The Portfolio attempts to achieve its investment objective by investing primarily in municipal securities issued by New York State and its political subdivisions and by agencies, authorities and instrumentalities of New York and its political subdivisions. These securities earn income exempt from federal and New York State and local income taxes but, in certain circumstances, may be subject to alternative minimum tax. In addition, the Portfolio may invest in municipal securities issued by states other than New York, by territories and possessions of the United States and by the District of Columbia and their political subdivisions, agencies and instrumentalities. These securities earn income exempt from federal income taxes but, in certain circumstances, may be subject to alternative minimum tax. The Portfolio is advised by J.P. Morgan Investment Management Inc. ("JPMIM" or the "Advisor"). In order to seek to enhance the Portfolio's after tax return, the Portfolio may also invest in securities which earn income subject to New York and/or federal income taxes. These securities include U.S. government securities, corporate securities and municipal securities issued on a taxable basis.

         The following discussion supplements the information regarding the investment objective of the Portfolio and the policies to be employed to achieve this objective as set forth above and in Part A.

TAX EXEMPT OBLIGATIONS

         The Portfolio may invest in bonds issued by or on behalf of New York State, other states, territories and possessions of the United States and their political subdivisions, agencies, authorities and instrumentalities. These obligations may be general obligation bonds secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest, or they may be revenue bonds payable from specific revenue sources, but not generally backed by the issuer's taxing power. Under normal circumstances, the Portfolio will invest at least 65% of its total assets in municipal securities issued by New York State and its political subdivisions and their agencies, authorities and instrumentalities. The Portfolio may also invest in debt obligations of municipal issuers other than New York. The municipal securities in which the Portfolio invests are primarily municipal bonds and municipal notes.

         The Portfolio will invest in tax exempt obligations. Because of the Portfolio's significant investment in New York municipal securities, its performance will be affected by the condition of New York's economy, as well as the fiscal condition of the State, its agencies and municipalities. The New York State economy has shown signs of recovery fueled by the strength of downstate financial services. However, the State's performance continues to lag national averages. Despite strong revenue performance during fiscal 1997 budget imbalances and limited reserves remain as structural concerns. The Advisor currently views the New York economy and financial condition as fundamentally stable. However, the possibility of a disruption to economic and financial conditions which would adversely affect the creditworthiness and marketability of New York municipal securities continues to exist. For a more detailed discussion of the risks associated with investing in New York municipal securities, see "Additional Information Regarding New York Municipal Obligations". A description of the various types of tax exempt obligations which may be purchased by the Portfolio appears below. See "Quality and Diversification Requirements."

         MUNICIPAL BONDS. Municipal bonds are debt obligations issued by the states, territories and possessions of the United States and the District of Columbia, by their political subdivisions and by duly constituted authorities and corporations. For example, states, territories, possessions and municipalities may issue municipal bonds to raise funds for various public purposes such as airports, housing, hospitals, mass transportation, schools, water and sewer works. They may also issue municipal bonds to refund outstanding obligations and to meet general operating expenses. Public authorities issue municipal bonds to obtain funding for privately operated facilities, such as housing and pollution control facilities, for industrial facilities or for water supply, gas, electricity or waste disposal facilities.

         Municipal bonds may be general obligation or revenue bonds. General obligation bonds are secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest. Revenue bonds are payable from revenues derived from particular facilities, from the proceeds of a special excise tax or from other specific revenue sources. They are not generally payable from the general taxing power of a municipality.

         MUNICIPAL NOTES. The Portfolio may also invest in municipal notes of various types, including notes issued in anticipation of receipt of taxes, the proceeds of the sale of bonds, other revenues or grant proceeds, as well as municipal commercial paper and municipal demand obligations such as variable rate demand notes and master demand obligations. The interest rate on variable rate demand notes is adjustable at periodic intervals as specified in the notes. Master demand obligations permit the investment of fluctuating amounts at periodically adjusted interest rates. They are governed by agreements between the municipal issuer and Morgan Guaranty Trust Company of New York ("Morgan"), an affiliate of the Advisor, acting as agent, for no additional fee. Although master demand obligations are not marketable to third parties, the Portfolio considers them to be liquid because they are payable on demand. There is no specific percentage limitation on these investments. Municipal notes are subdivided into three categories of short-term obligations: municipal notes, municipal commercial paper and municipal demand obligations.

         Municipal notes are short-term obligations with a maturity at the time of issuance ranging from six months to five years. The principal types of municipal notes include tax anticipation notes, bond anticipation notes, revenue anticipation notes, grant anticipation notes and project notes. Notes sold in anticipation of collection of taxes, a bond sale, or receipt of other revenues are usually general obligations of the issuing municipality or agency.

         Municipal commercial paper typically consists of very short-term unsecured negotiable promissory notes that are sold to meet seasonal working capital or interim construction financing needs of a municipality or agency. While these obligations are intended to be paid from general revenues or refinanced with long-term debt, they frequently are backed by letters of credit, lending agreements, note repurchase agreements or other credit facility agreements offered by banks or institutions.

     Municipal demand obligations are subdivided into two types: variable rate demand notes and master demand obligations.

         Variable rate demand notes are tax exempt municipal obligations or participation interests that provide for a periodic adjustment in the interest rate paid on the notes. They permit the holder to demand payment of the notes, or to demand purchase of the notes at a purchase price equal to the unpaid principal balance, plus accrued interest either directly by the issuer or by drawing on a bank letter of credit or guaranty issued with respect to such note. The issuer of the municipal obligation may have a corresponding right to prepay at its discretion the outstanding principal of the note plus accrued interest upon notice comparable to that required for the holder to demand payment. The variable rate demand notes in which the Portfolio may invest are payable, or are subject to purchase, on demand usually on notice of seven calendar days or less. The terms of the notes provide that interest rates are adjustable at intervals ranging from daily to six months, and the adjustments are based upon the prime rate of a bank or other appropriate interest rate index specified in the respective notes. Variable rate demand notes are valued at amortized cost; no value is assigned to the right of the Portfolio to receive the par value of the obligation upon demand or notice.

         Master demand obligations are tax exempt municipal obligations that provide for a periodic adjustment in the interest rate paid and permit daily changes in the amount borrowed. The interest on such obligations is, in the opinion of counsel for the borrower, excluded from gross income for federal income tax purposes. For a description of the attributes of master demand obligations, see "Money Market Instruments" below.

         Premium Securities. During a period of declining interest rates, many municipal securities in which the Portfolio invests likely will bear coupon rates higher than current market rates, regardless of whether the securities were initially purchased at a premium. In general, such securities have market values greater than the principal amounts payable on maturity, which would be reflected in the net asset value of the Portfolio. The values of such "premium" securities tend to approach the principal amount as they near maturity.

         Puts. The Portfolio may purchase without limit, municipal bonds or notes together with the right to resell the bonds or notes to the seller at an agreed price or yield within a specified period prior to the maturity date of the bonds or notes. Such a right to resell is commonly known as a "put." The aggregate price for bonds or notes with puts may be higher than the price for bonds or notes without puts. Consistent with the Portfolio's investment objective and subject to the supervision of the Trustees, the purpose of this practice is to permit the Portfolio to be fully invested in tax exempt securities while preserving the necessary liquidity to purchase securities on a when-issued basis, to meet unusually large redemptions, and to purchase at a later date securities other than those subject to the put. The principal risk of puts is that the writer of the put may default on its obligation to repurchase. The Advisor will monitor each writer's ability to meet its obligations under puts.

         Puts may be exercised prior to the expiration date in order to fund obligations to purchase other securities or to meet redemption requests. These obligations may arise during periods in which proceeds from sales of interests in the Portfolio and from recent sales of portfolio securities are insufficient to meet obligations or when the funds available are otherwise allocated for investment. In addition, puts may be exercised prior to the expiration date in order to take advantage of alternative investment opportunities or in the event the Advisor revises its evaluation of the creditworthiness of the issuer of the underlying security. In determining whether to exercise puts prior to their expiration date and in selecting which puts to exercise, the Advisor considers the amount of cash available to the Portfolio, the expiration dates of the available puts, any future commitments for securities purchases, alternative investment opportunities, the desirability of retaining the underlying securities in the Portfolio and the yield, quality and maturity dates of the underlying securities.

         The Portfolio values any municipal bonds and notes subject to puts with remaining maturities of less than 60 days by the amortized cost method. If the Portfolio were to invest in municipal bonds and notes with maturities of 60 days or more that are subject to puts separate from the underlying securities, the puts and the underlying securities would be valued at fair value as determined in accordance with procedures established by the Board of Trustees. The Board of Trustees would, in connection with the determination of the value of a put, consider, among other factors, the creditworthiness of the writer of the put, the duration of the put, the dates on which or the periods during which the put may be exercised and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Prior to investing in such securities, the Portfolio, if deemed necessary based upon the advice of counsel, will apply to the SEC for an exemptive order, which may not be granted, relating to the amortized valuation of such securities.

         Since the value of the put is partly dependent on the ability of the put writer to meet its obligation to repurchase, the Portfolio's policy is to enter into put transactions only with municipal securities dealers who are approved by the Advisor. Each dealer will be approved on its own merits, and it is the Portfolio's general policy to enter into put transactions only with those dealers which are determined to present minimal credit risks. In connection with such determination, the Trustees will review regularly the Advisor's list of approved dealers, taking into consideration, among other things, the ratings, if available, of their equity and debt securities, their reputation in the municipal securities markets, their net worth, their efficiency in consummating transactions and any collateral arrangements, such as letters of credit, securing the puts written by them. Commercial bank dealers normally will be members of the Federal Reserve System, and other dealers will be members of the National Association of Securities Dealers, Inc. or members of a national securities exchange. Other put writers will have outstanding debt rated Aa or better by Moody's Investors Service, Inc. ("Moody's") or AA or better by Standard & Poor's Ratings Group ("Standard & Poor's"), or will be of comparable quality in the Advisor's opinion or such put writers' obligations will be collateralized and of comparable quality in the Advisor's opinion. The Trustees have directed the Advisor not to enter into put transactions with any dealer which in the judgment of the Advisor become more than a minimal credit risk. In the event that a dealer should default on its obligation to repurchase an underlying security, the Portfolio is unable to predict whether all or any portion of any loss sustained could subsequently be recovered from such dealer.

         Entering into a put with respect to a tax exempt security may be treated, depending upon the terms of the put, as a taxable sale of the tax exempt security by the Portfolio with the result that, while the put is outstanding, the Portfolio will no longer be treated as the owner of the security and the interest income derived with respect to the security will be treated as taxable income to the Portfolio.

NON-MUNICIPAL SECURITIES

         The Portfolio may invest in bonds and other debt securities of domestic issuers to the extent consistent with its investment objective and policies. The Portfolio may invest in non-municipal securities including obligations of the U.S. government and its agencies and instrumentalities, bank obligations, debt securities of corporate issuers, asset-backed securities and repurchase agreements. The Portfolio will invest in non-municipal securities when, in the opinion of the Advisor, these securities will enhance the after tax income to investors who are subject to federal and New York State income taxes in the highest tax bracket. Under normal circumstances, the Portfolio's holdings of non-municipal securities and municipal securities of tax-exempt issuers outside New York State will not exceed 35% of its total assets. A description of these investments appears below. See "Quality and Diversification Requirements." For information on short-term investments in these securities, see "Money Market Instruments."

         ZERO COUPON, PAY-IN-KIND AND DEFERRED PAYMENT SECURITIES. While interest payments are not made on such securities, holders of such securities are deemed to have received "phantom income." Because the Portfolio will distribute "phantom income" to shareholders, to the extent that shareholders elect to receive dividends in cash rather than reinvesting such dividends in additional shares, the Portfolio will have fewer assets with which to purchase income producing securities.

         ASSET-BACKED SECURITIES. Asset-backed securities directly or indirectly represent a participation interest in, or are secured by and payable from, a stream of payments generated by particular assets such as motor vehicle or credit card receivables or other asset-backed securities collateralized by such assets. Payments of principal and interest may be guaranteed up to certain amounts and for a certain time period by a letter of credit issued by a financial institution unaffiliated with the entities issuing the securities. The asset-backed securities in which the Portfolio may invest are subject to the Portfolio's overall credit requirements. However, asset-backed securities, in general, are subject to certain risks. Most of these risks are related to limited interests in applicable collateral. For example, credit card debt receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts on credit card debt thereby reducing the balance due. Additionally, if the letter of credit is exhausted, holders of asset-backed securities may also experience delays in payments or losses if the full amounts due on underlying sales contracts are not realized.

MONEY MARKET INSTRUMENTS

         The Portfolio will invest in money market instruments that meet the quality requirements described below except that short-term municipal obligation of New York State issuers may be rated MIG-2 by Moody's or SP-2 by Standard & Poor's. Under normal circumstances, the Portfolio will purchase these securities to invest temporary cash balances or to maintain liquidity to meet withdrawals. However, the Portfolio may also invest in money market instruments as a temporary defensive measure taken during, or in anticipation of, adverse market conditions. A description of the various types of money market instruments that may be purchased by the Portfolio appears below. Also see "Quality and Diversification Requirements."

         BANK OBLIGATIONS. The Portfolio may invest in negotiable certificates of deposit, time deposits and bankers' acceptances of (i) banks, savings and loan associations and savings banks which have more than $2 billion in total and are organized under the laws of the United States or any state, (ii) foreign branches of these banks of equivalent size (Euros) and (iii) U.S. branches of foreign banks of equivalent size (Yankees). The Portfolio will not invest in obligations for which the Advisor, or any of its affiliated persons, is the ultimate obligor or accepting bank.

         COMMERCIAL  PAPER.  The  Portfolio  may  invest  in  commercial  paper, including master demand obligations. For a description of master demand obligations, see "Tax Exempt Obligations--Municipal Notes" above. The monies loaned to the borrower come from accounts managed by the Advisor or its affiliates, pursuant to arrangements with such accounts. Interest and principal payments are credited to such accounts. The Advisor, acting as a fiduciary on behalf of its clients, has the right to increase or decrease the amount provided to the borrower under an obligation. The borrower has the right to pay without penalty all or any part of the principal amount then outstanding on an obligation together with interest to the date of payment. Since these obligations typically provide that the interest rate is tied to the Federal Reserve commercial paper composite rate, the rate on master demand obligations is subject to change. Repayment of a master demand obligation to participating accounts depends on the ability of the borrower to pay the accrued interest and principal of the obligation on demand which is continuously monitored by the Advisor. Since master demand obligations typically are not rated by credit rating agencies, the Portfolio may invest in such unrated obligations only if at the time of an investment the obligation is determined by the Advisor to have a credit quality which satisfies the Portfolio's quality restrictions. See "Quality and Diversification Requirements." It is possible that the issuer of a master demands obligation could be a client of Morgan, an affiliate of the Advisor, to whom Morgan, in its capacity as a commercial bank, has made a loan.

         REPURCHASE AGREEMENTS. The Portfolio may enter into repurchase agreements with brokers, dealers or banks that meet the credit guidelines approved by the Portfolio's Trustees. In a repurchase agreement, the Portfolio buys a security from a seller that has agreed to repurchase the same security at a mutually agreed upon date and price. The resale price normally is in excess of the purchase price, reflecting an agreed upon interest rate. This interest rate is effective for the period of time the Portfolio is invested in the agreement and is not related to the coupon rate on the underlying security. A repurchase agreement may also be viewed as a fully collateralized loan of money by the Portfolio to the seller. The period of these repurchase agreements will usually be short, from overnight to one week, and at no time will the Portfolio invest in repurchase agreements for more than thirteen months. The securities which are subject to repurchase agreements, however, may have maturity dates in excess of thirteen months from the effective date of the repurchase agreement. The Portfolio will always receive securities as collateral whose market value is, and during the entire term of the agreement remains, at least equal to 100% of the dollar amount invested by the Portfolio in the agreement plus accrued interest, and the Portfolio will make payment for such securities only upon physical delivery or upon evidence of book entry transfer to the account of the custodian. If the seller defaults, the Portfolio might incur a loss if the value of the collateral securing the repurchase agreement declines and might incur disposition costs in connection with liquidating the collateral. In addition, if bankruptcy proceedings are commenced with respect to the seller of the security, realization upon disposal of the collateral by the Portfolio may be delayed or limited.

         The Portfolio may make investments in other debt securities, including without limitation corporate bonds and other obligations described in this Part B.

     U.S. TREASURY SECURITIES. The Portfolio may invest in direct obligations of the U.S. Treasury, including Treasury bills, notes and bonds, all of which are backed as to principal and interest payments by the full faith and credit of the United States.

         ADDITIONAL U.S. GOVERNMENT OBLIGATIONS. The Portfolio may invest in obligations issued or guaranteed by U.S. Government agencies or instrumentalities. These obligations may or may not be backed by the "full faith and credit" of the United States. Securities which are backed by the full faith and credit of the United States include obligations of the Government National Mortgage Association, the Farmers Home Administration, and the Export-Import Bank. In the case of securities not backed by the full faith and credit of the United States, the Portfolio must look principally to the federal agency issuing or guaranteeing the obligation for ultimate repayment and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitments. Securities in which the Portfolio may invest that are not backed by the full faith and credit of the United States include, but are not limited to: (i) obligations of the Tennessee Valley Authority, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Banks and the U.S. Postal Service, each of which has the right to borrow from the U.S. Treasury to meet its obligations; (ii) securities issued by the Federal National Mortgage Association, which are supported by the discretionary authority of the U.S. Government to purchase the agency's obligations; and (iii) obligations of the Federal Farm Credit System and the Student Loan Marketing Association, each of whose obligations may be satisfied only by the individual credits of the issuing agency.

ADDITIONAL INVESTMENTS

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. The Portfolio may purchase securities on a when-issued or delayed delivery basis. For example, delivery of and payment for these securities can take place a month or more after the date of the purchase commitment. The purchase price and the interest rate payable, if any, on the securities are fixed on the purchase commitment date or at the time the settlement date is fixed. The value of such securities is subject to market fluctuation and for money market instruments and other fixed income securities no interest accrues to the Portfolio until settlement takes place. At the time the Portfolio makes the commitment to purchase securities on a when-issued or delayed delivery basis, it will record the transaction, reflect the value each day of such securities in determining its net asset value and, if applicable, calculate the maturity for the purposes of average maturity from that date. At the time of settlement a when-issued security may be valued at less than the purchase price. To facilitate such acquisitions, the Portfolio will maintain with the custodian a segregated account with liquid assets, consisting of cash, U.S. Government securities or other appropriate securities, in an amount at least equal to such commitments. On delivery dates for such transactions, the Portfolio will meet its obligations from maturities or sales of the securities held in the segregated account and/or from cash flow. If the Portfolio chooses to dispose of the right to acquire a when-issued security prior to its acquisition, it could, as with the disposition of any other portfolio obligation, incur a gain or loss due to market fluctuation. Also, the Portfolio may be disadvantaged if the other party to the transaction defaults. It is the current policy of the Portfolio not to enter into when-issued commitments exceeding in the aggregate 15% of the market value of the Portfolio's total assets, less liabilities other than the obligations created by when-issued commitments.

         INVESTMENT COMPANY SECURITIES. Securities of other investment companies may be acquired by the Portfolio to the extent permitted under the 1940 Act or any order pursuant thereto. These limits currently require that, as determined immediately after a purchase is made, (i) not more than 5% of the value of the Portfolio's total assets will be invested in the securities of any one investment company, (ii) not more than 10% of the value of its total assets will be invested in the aggregate in securities of investment companies as a group, and (iii) not more than 3% of the outstanding voting stock of any one investment company will be owned by the Portfolio. As a shareholder of another investment company, the Portfolio would bear, along with other shareholders, its pro rata portion of the other investment company's expenses, including advisory fees. These expenses would be in addition to the advisory and other expenses that the Portfolio bears directly in connection with its own operations.

     The Securities and Exchange Commission ("SEC") has granted the Portfolio an exemptive order permitting it to invest its uninvested cash in any of the following affiliated money market funds: J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund and J.P. Morgan Institutional Treasury Money Market Fund. The order sets the following conditions: (1) the Portfolio may invest in one or more of the permitted money market funds up to an aggregate limit of 25% of its assets; and (2) the Advisor will waive and/or reimburse its advisory fee from the Portfolio in an amount sufficient to offset any doubling up of investment advisory and shareholder servicing fees.

         REVERSE REPURCHASE AGREEMENTS. The Portfolio may enter into reverse repurchase agreements. In a reverse repurchase agreement, the Portfolio sells a security and agrees to repurchase the same security at a mutually agreed upon date and price, reflecting the interest rate effective for the term of the agreement. For purposes of the 1940 Act, a reverse repurchase agreement is also considered as the borrowing of money by the Portfolio and, therefore, a form of leverage. Leverage may cause any gains or losses for the Portfolio to be magnified. The Portfolio will invest the proceeds of borrowings under reverse repurchase agreements. In addition, the Portfolio will enter into a reverse repurchase agreement only when the interest income to be earned from the investment of the proceeds is greater than the interest expense of the transaction. The Portfolio will not invest the proceeds of a reverse repurchase agreement for a period which exceeds the duration of the reverse repurchase agreement. The Portfolio will establish and maintain with the Custodian a separate account with a segregated portfolio of securities in an amount at least equal to its purchase obligations under its reverse repurchase agreements. See "Investment Restrictions" for the Portfolio's limitations on reverse repurchase agreements and bank borrowings.

         LOANS OF PORTFOLIO SECURITIES. Subject to applicable investment restrictions, the Portfolio is permitted to lend securities in an amount up to 331/3% of the value of the Portfolio's total assets. The Portfolio may lend its securities if such loans are secured continuously by cash or equivalent collateral or by a letter of credit in favor of the Portfolio at least equal at all times to 100% of the market value of the securities loaned, plus accrued interest. While such securities are on loan, the borrower will pay the Portfolio any income accruing thereon. Loans will be subject to termination by the Portfolio in the normal settlement time, generally three business days after notice, or by the borrower on one day's notice. Borrowed securities must be returned when the loan is terminated. Any gain or loss in the market price of the borrowed securities which occurs during the term of the loan inures to the Portfolio and its respective investors. The Portfolio may pay reasonable finders' and custodial fees in connection with a loan. In addition, the
Portfolio will consider all facts and circumstances including the creditworthiness of the borrowing financial institution, the Portfolio will not make any loans in excess of one year. The Portfolio will not lend its securities to any officer, Trustee, Director, employee or other affiliate of the Portfolio, the Advisor or the exclusive placement agent, unless otherwise permitted by applicable law.

         ILLIQUID INVESTMENTS; PRIVATELY PLACED AND OTHER UNREGISTERED SECURITIES. The Portfolio may not acquire any illiquid securities if, as a result thereof, more than 15% of the Portfolio's net assets would be in illiquid investments. Subject to this non-fundamental policy limitation, the Portfolio may acquire investments that are illiquid or have limited liquidity, such as private placements or investments that are not registered under the Securities Act of 1933, as amended (the "1933 Act"), and cannot be offered for public sale in the United States without first being registered under the 1933 Act. An illiquid investment is any investment that cannot be disposed of within seven days in the normal course of business at approximately the amount at which it is valued by the Portfolio. The price the Portfolio pays for illiquid securities or receives upon resale may be lower than the price paid or received for similar securities with a more liquid market. Accordingly the valuation of these securities will reflect any limitations on their liquidity.

         The Portfolio may also purchase Rule 144A securities sold to institutional investors without registration under the 1933 Act. These securities may be determined to be liquid in accordance with guidelines established by the Advisor approved by the Trustees. The Trustees will monitor the Advisor's implementation of these guidelines on a periodic basis.

         As to illiquid investments, the Portfolio is subject to a risk that should the Portfolio decide to sell them when a ready buyer is not available at a price the Portfolio deems representative of their value, the value of the Portfolio's net assets could be adversely affected. Where an illiquid security must be registered under the 1933 Act, before it may be sold, the Portfolio may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the time of the decision to sell and the time the Portfolio may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Portfolio might obtain a less favorable price than prevailed when it decided to sell.

         SYNTHETIC VARIABLE RATE INSTRUMENTS. The Portfolio may invest in certain synthetic variable rate instruments. Such instruments generally involve the deposit of a long-term tax exempt bond in a custody or trust arrangement and the creation of a mechanism to adjust the long-term interest rate on the bond to a variable short-term rate and a right (subject to certain conditions) on the part of the purchaser to tender it periodically to a third party at par. Morgan will review the structure of synthetic variable rate instruments to identify credit and liquidity risks (including the conditions under which the right to tender the instrument would no longer be available) and will monitor those risks. In the event that the right to tender the instrument is no longer available, the risk to the Portfolio will be that of holding the long-term bond. In the case of some types of instruments credit enhancement is not provided, and if certain events, which may include (a) default in the payment of principal or interest on the underlying bond, (b) downgrading of the bond below investment grade or (c) a loss of the bond's tax exempt status, occur, then (i) the put will terminate, and (ii) the risk to the Portfolio will be that of holding a long-term bond.

QUALITY AND DIVERSIFICATION REQUIREMENTS

         The Portfolio is registered as a non-diversified investment company which means that the Portfolio is not limited by the 1940 Act in the proportion of its assets that may be invested in the obligations of a single issuer. Thus, the Portfolio may invest a greater proportion of its assets in the securities of a smaller number of issuers and, as a result, may be subject to greater risk with respect to its portfolio securities. The Portfolio, however, will comply with the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the "Code"), to allow investors in the Portfolio to qualify as regulated investment companies under Subchapter M of the Code.

         It is the current policy of the Portfolio that under normal circumstances at least 90% of total assets will consist of securities that at the time of purchase are rated Baa or better by Moody's or BBB or better by Standard & Poor's. The remaining 10% of total assets may be invested in securities that are rated B or better by Moody's or Standard & Poor's. In each case, the Portfolio may invest in securities which are unrated if, in Morgan's opinion, such securities are of comparable quality. Securities rated Baa by Moody's or BBB by Standard & Poor's are considered investment grade, but have some speculative characteristics. Securities rated Ba or B by Moody's and BB or B by Standard & Poor's are below investment grade and considered to be speculative with regard to payment of interest and principal. These standards must be satisfied at the time an investment is made. If the quality of the investment later declines, the Portfolio may continue to hold the investment.

         For purposes of diversification under the Code and concentration under the 1940 Act, identification of the issuer of municipal bonds or notes depends on the terms and conditions of the obligation. If the assets and revenues of an agency, authority, instrumentality or other political subdivision are separate from those of the government creating the subdivision and the obligation is backed only by the assets and revenues of the subdivision, such subdivision is regarded as the sole issuer. Similarly, in the case of an industrial development revenue bond or pollution control revenue bond, if the bond is backed only by the assets and revenues of the subdivision, such subdivision is regarded as the sole issuer. Similarly, in the case of an industrial development revenue bond or pollution control revenue bond, if the bond is backed only by the assets and revenues of the nongovernmental user, the nongovernmental user is regarded as the sole issuer. If in either case the creating government or another entity guarantees an obligation, the guaranty is regarded as a separate security and treated as an issue of such guarantor. Since securities issued or guaranteed by states or municipalities are not voting securities, there is no limitation on the percentage of a single issuer's securities which the Portfolio may own so long as it does not invest more than 5% of its total assets that are subject to the diversification limitation in the securities of such issuer, except obligations issued or guaranteed by the U.S. Government. Consequently, the Portfolio may invest in a greater percentage of the outstanding securities of a single issuer than would an investment company which invests in voting securities. See "Investment Restrictions" below.

         The Portfolio invests principally in a portfolio of "investment grade" tax exempt securities. An investment grade bond is rated, on the date of investment, within the four highest ratings of Moody's, currently Aaa, Aa, A and Baa or of Standard & Poor's, currently AAA, AA, A and BBB, while high grade debt is rated, on the date of the investment, within the two highest of such ratings. Investment grade municipal notes are rated, on the date of investment, MIG-1 or MIG-2 by Standard & Poor's or SP-1 and SP-2 by Moody's. Investment grade municipal commercial paper is rated, on the date of investment, Prime 1 or Prime 2 by Moody's and A-1 or A-2 by Standard & Poor's. The Portfolio may also invest up to 10% of its total assets in securities which are "below investment grade." Such securities must be rated, on the date of investment, B or better by Moody's or Standard & Poor's, or of comparable quality. The Portfolio may invest in debt securities which are not rated or other debt securities to which these ratings are not applicable, if in the opinion of the Advisor, such securities are of comparable quality to the rated securities discussed above. In addition, at the time the Portfolio invests in any taxable commercial paper, bank obligation or repurchase agreement, the issuer must have outstanding debt rated A or higher by Moody's or Standard & Poor's, the issuer's parent corporation, if any, must have outstanding commercial paper rated Prime-1 by Moody's or A-1 by Standard & Poor's, or if no such ratings are available, the investment must be of comparable quality in the Advisor's opinion.

         BELOW INVESTMENT GRADE DEBT. Certain lower rated securities purchased by the Portfolio, such as those rated Ba or B by Moody's or BB or B by Standard & Poor's (commonly known as junk bonds), may be subject to certain risks with respect to the issuing entity's ability to make scheduled payments of principal and interest and to greater market fluctuations. While generally providing higher coupons or interest rates than investments in higher quality securities, lower quality fixed income securities involve greater risk of loss of principal and income, including the possibility of default or bankruptcy of the issuers of such securities, and have greater price volatility, especially during periods of economic uncertainty or change. These lower quality fixed income securities tend to be affected by economic changes and short-term corporate and industry developments to a greater extent than higher quality securities, which react primarily to fluctuations in the general level of interest rates. To the extent that the Portfolio invests in such lower quality securities, the achievement of its investment objective may be more dependent on the Advisor's own credit analysis.

         Lower quality fixed income securities are affected by the market's perception of their credit quality, especially during times of adverse publicity, and the outlook for economic growth. Economic downturns or an increase in interest rates may cause a higher incidence of default by the issuers of these securities, especially issuers that are highly leveraged. The market for these lower quality fixed income securities is generally less liquid than the market for investment grade fixed income securities. It may be more difficult to sell these lower rated securities to meet redemption requests, to respond to changes in the market, or to value accurately the Portfolio's portfolio securities for purposes of determining the Portfolio's net asset value. See Appendix A for more detailed information on these ratings.

         In determining suitability of investment in a particular unrated security, the Advisor takes into consideration asset and debt service coverage, the purpose of the financing, history of the issuer, existence of other rated securities of the issuer, and other relevant conditions, such as comparability to other issuers.

OPTIONS AND FUTURES TRANSACTIONS

         The Portfolio may (a) purchase and sell exchange traded and over-the-counter ("OTC") put and call options on fixed income securities and indexes of fixed income securities, (b) purchase and sell futures contracts on fixed income securities and indexes of fixed income securities and (c) purchase and sell put and call options on futures contracts on fixed income securities and indexes of fixed income securities.

         The Portfolio may use futures contracts and options for hedging and risk management purposes. The Portfolio may not use futures contracts and options for speculation.

         The Portfolio may utilize options and futures contracts to manage its exposure to changing interest rates and/or security prices. Some options and futures strategies, including selling futures contracts and buying puts, tend to hedge the Portfolio's investments against price fluctuations. Other strategies, including buying futures contracts, writing puts and calls, and buying calls, tend to increase market exposure. Options and futures contracts may be combined with each other or with forward contracts in order to adjust the risk and return characteristics of the Portfolio's overall strategy in a manner deemed appropriate to the Advisor and consistent with the Portfolio's objective and policies. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

         The use of options and futures is a highly specialized activity which involves investment strategies and risks different from those associated with ordinary portfolio securities transactions, and there can be no guarantee that their use will increase the Portfolio's return. While the use of these instruments by the Portfolio may reduce certain risks associated with owning its portfolio securities, these techniques themselves entail certain other risks. If the Advisor applies a strategy at an inappropriate time or judges market conditions or trends incorrectly, options and futures strategies may lower the Portfolio's return. Certain strategies limit the Portfolio's possibilities to realize gains as well as limiting its exposure to losses. The Portfolio could also experience losses if the prices of its options and futures positions were poorly correlated with its other investments, or if it could not close out its positions because of an illiquid secondary market. In addition, the Portfolio will incur transaction costs, including trading commissions and option premiums, in connection with its futures and options transactions and these transactions could significantly increase the Portfolio's turnover rate.

         The Portfolio may purchase and sell put and call options on securities and indexes of securities, or futures contracts or options on futures contracts, if such options are written by other persons and if (i) the aggregate premiums paid on all such options which are held at any time to not exceed 20% of the Portfolio's net assets, and (ii) the aggregate margin deposits required on all such futures or options thereon held at any time to not exceed 5% of the Portfolio's assets. In addition, the Portfolio will not purchase or sell (write) futures contracts, options on futures contracts or commodity options for risk management purposes if, as a result, the aggregate initial margin and options premiums required to establish these positions exceed 5% of the net asset value of the Portfolio.

OPTIONS

         PURCHASING PUT AND CALL OPTIONS. By purchasing a put option, the Portfolio obtains the right (but not the obligation) to sell the instrument underlying the option at a fixed strike price. In return for this right, the Portfolio pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indexes of securities, indexes of securities, indexes of securities prices, and futures contracts. The Portfolio may terminate its position in a put option it has purchased by allowing it to expire or by exercising the option. The Portfolio may also close out a put option position by entering into an offsetting transaction, if a liquid market exits. If the option is allowed to expire, the Portfolio will lose the entire premium it paid. If the Portfolio exercises a put option on a security, it will sell the instrument underlying the option at the strike price. If the Portfolio exercises an option on an index, settlement is in cash and does not involve the actual sale of securities. If an option is American style, it may be exercised on any day up to its expiration date. A European style option may be exercised only on its expiration date.

         The buyer of a typical put option can expect to realize a gain if the underlying instrument falls substantially. However, if the price of the instrument underlying the option does not fall enough to offset the cost of purchasing the option, a put buyer can expect to suffer a loss (limited to the amount of the premium paid, plus related transaction costs).

         The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the instrument underlying the option at the option's strike price. A call buyer typically attempts to participate in potential price increases of the instrument underlying the option with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if security prices do not rise sufficiently to offset the cost of the option.

         SELLING (WRITING) PUT AND CALL OPTIONS. When the Portfolio writes a put option, it takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, a Portfolio assumes the obligation to pay the strike price for the instrument underlying the option if the party to the option chooses to exercise it. The Portfolio may seek to terminate its position in a put option it writes before exercise by purchasing an offsetting option in the market at its current price. If the market is not liquid for a put option the Portfolio has written, however, the Portfolio must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes, and must continue to post margin as discussed below.

         If the price of the underlying instrument rises, a put writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If security prices remain the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If security prices fall, the put writer would expect to suffer a loss. This loss should be less than the loss from purchasing and holding the underlying instrument directly, however, because the premium received for writing the option should offset a portion of the decline.

         Writing a call option obligates the Portfolio to sell or deliver the option's underlying instrument in return for the strike price upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium a call writer offsets part of the effect of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.

         The writer of an exchange traded put or call option on a security, an index of securities or a futures contract is required to deposit cash or securities or a letter of credit as margin and to make mark to market payments of variation margin as the position becomes unprofitable.

         OPTIONS ON INDEXES. The Portfolio may purchase put and call options on any securities index based on securities in which the Portfolio may invest. Options on securities indexes are similar to options on securities, except that the exercise of securities index options is settled by cash payment and does not involve the actual purchase or sale of securities. In addition, these options are designed to reflect price fluctuations in a group of securities or segment of the securities market rather than price fluctuations in a single security. The Portfolio, in purchasing or selling index options, is subject to the risk that the value of its portfolio securities may not change as much as index because the Portfolio's investments generally will not match the composition of an index.

         For a number of reasons, a liquid market may not exist and thus the Portfolio may not be able to close out an option position that it has previously entered into. When the Portfolio purchases an OTC option, it will be relying on its counterparty to perform its obligations, and the Portfolio may incur additional losses if the counterparty is unable to perform.

         EXCHANGE TRADED AND OTC OPTIONS. All options purchased or sold by the Portfolio will be traded on a securities exchange or will be purchased or sold by securities dealers (OTC options) that meet creditworthiness standards approved by the Portfolio's Board of Trustees. While exchange-traded options are obligations of the Options Clearing Corporation, in the case of OTC options, the Portfolio relies on the dealer from which it purchased the option to perform if the option is exercised. Thus, when the Portfolio purchases an OTC option, it relies on the dealer from which it purchased the option to make or take delivery of the underlying securities. Failure by the dealer to do so would result in the loss of the premium paid by the Portfolio as well as loss of the expected benefit of the transaction.

         Provided that the Portfolio has arrangements with certain qualified dealers who agree that the Portfolio may repurchase any option it writes for a maximum price to be calculated by a predetermined formula, the Portfolio may treat the underlying securities used to cover written OTC options as liquid. In these cases, the OTC option itself would only be considered illiquid to the extent that the maximum repurchase price under the formula exceeds the intrinsic value of the option.

FUTURES CONTRACTS

         When the Portfolio purchases a futures contract, it agrees to purchase a specified quantity of an underlying instrument at a specified future date or to make a cash payment based on the value of a securities index. When the Portfolio sells a futures contract, it agrees to sell a specified quantity of the underlying instrument at a specified future date or to receive a cash payment based on the value of a securities index. The price at which the purchase and sale will take place is fixed when the Portfolio enters into the contract. Futures can be held until their delivery dates or the position can be (and normally is) closed out before then. There is no assurance, however, that a liquid market will exist when the Portfolio wishes to close out a particular position.

         When the Portfolio purchases a futures contract, the value of the futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore, purchasing futures contracts will tend to increase the Portfolio's exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument directly. When the Portfolio sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the value of the underlying instrument. Selling futures contracts, therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.

         The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, when the Portfolio buys or sells a futures contract it will be required to deposit "initial margin" with its Custodian in a segregated account in the name of its futures broker, known as a futures commission merchant (FCM). Initial margin deposits are typically equal to a small percentage of the contract's value. If the value of either party's position declines, that party will be required to make additional "variation margin" payments equal to the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. The Portfolio may be obligated to make payments of variation margin at a time when it is disadvantageous to do so. Furthermore, it may not always be possible for the Portfolio to close out its futures positions. Until it closes out a futures position, the Portfolio will be obligated to continue to pay variation margin. Initial and variation margin payments do not constitute purchasing on margin for purposes of the Portfolio's investment restrictions. In the event of the bankruptcy of an FCM that holds margin on behalf of the Portfolio, the Portfolio may be entitled to return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the Portfolio.

         The Portfolio will segregate liquid assets in connection with its use of options and futures contracts to the extent required by the staff of the Securities and Exchange Commission. Securities held in a segregated account cannot be sold while the futures contract or option is outstanding. Unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the Portfolio's assets could impede portfolio management or the Portfolio's ability to meet redemption requests or other current obligations.

         Options on Futures Contracts. The Portfolio may purchase and sell put and call options, including put and call options on futures contracts. Futures contracts obligate the buyer to take and the seller to make delivery at a future date of a specified quantity of a financial instrument or an amount of cash based on the value of a securities index. Currently, futures contracts are available on various types of fixed income securities, including but not limited to U.S. Treasury bonds, notes and bills, Eurodollar certificates of deposit and on indexes of fixed income securities.

         Unlike a futures contract, which requires the parties to buy and sell a security or make a cash settlement payment based on changes in a financial instrument or securities index on an agreed date, an option on a futures contract entitles its holder to decide on or before a future date whether to enter into such a contract. If the holder decides not to exercise its option, the holder may close out the option position by entering into an offsetting transaction or may decide to let the option expire and forfeit the premium thereon. The purchaser of an option on a futures contract pays a premium for the option but makes no initial margin payments or daily payments of cash in the nature of "variation" margin payments to reflect the change in the value of the underlying contract as does a purchaser or seller of a futures contract.

         COMBINED POSITIONS. The Portfolio is permitted to purchase and write options in combination with each other, or in combination with futures or forward contracts, to adjust the risk and return characteristics of the overall position. For example, the Portfolio may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

         CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized options and futures contracts available will not match the Portfolio's current or anticipated investments exactly. The Portfolio may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in which it typically invests, which involves a risk that the options or futures position will not track the performance of the Portfolio's other investments.

         Options and futures contracts prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the Portfolio's investments well. Options and futures contracts prices are affected by such factors as current and anticipated short term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts. The Portfolio may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the Portfolio's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.

         LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance a liquid market will exist for any particular option or futures contract at any particular time even if the contract is traded on an exchange. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts and may halt trading if a contract's price moves up or down more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for the Portfolio to enter into new positions or close out existing positions. If the market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and could potentially require the Portfolio to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the Portfolio's access to other assets held to cover its options or futures positions could also be impaired. (See "Exchange Traded and OTC Options" above for a discussion of the liquidity of options not traded on an exchange.)

         POSITION LIMITS. Futures exchanges can limit the number of futures and options on futures contracts that can be held or controlled by an entity. If an adequate exemption cannot be obtained, the Portfolio or the Advisor may be required to reduce the size of its futures and options positions or may not be able to trade a certain futures or options contract in order to avoid exceeding such limits.

ASSET  COVERAGE  FOR FUTURES  CONTRACTS  AND  OPTIONS  POSITIONS.  Although  the
Portfolio will not be a commodity pool, certain derivatives subject the Portfolio to the rules of the Commodity Futures Trading Commission which limit the extent to which the Portfolio can invest in such derivatives. The Portfolio may invest in futures contracts and options with respect thereto for hedging purposes without limit. However, the Portfolio may not invest in such contracts and options for other purposes if the sum of the amount of initial margin deposits and premiums paid for unexpired options with respect to such contracts, other than for bona fide hedging purposes, exceeds 5% of the liquidation value of the Portfolio's assets, after taking into account unrealized profits and unrealized losses on such contracts and options; provided, however, that in the case of an option that is in-the-money at the time of purchase, the in-the-money amount may be excluded in calculating the 5% limitation.

         In addition, the Portfolio will comply with guidelines established by the SEC with respect to coverage of options and futures contracts by mutual funds, and if the guidelines so require, will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures contract or option is outstanding, unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the Portfolio's assets could impede portfolio management or the Portfolio's ability to meet redemption requests or other current obligations.

         SWAPS AND RELATED SWAP PRODUCTS. The Portfolio may engage in swap transactions, including, but not limited to, interest rate, currency, securities index, basket, specific security and commodity swaps, interest rate caps, floors and collars and options on interest rate swaps (collectively defined as "swap transactions").

         The Portfolio may enter into swap transactions for any legal purpose consistent with its investment objective and policies, such as for the purpose of attempting to obtain or preserve a particular return or spread at a lower cost than obtaining that return or spread through purchases and/or sales of instruments in cash markets, to protect against currency fluctuations, as a duration management technique, to protect against any increase in the price of securities the Portfolio anticipates purchasing at a later date, or to gain exposure to certain markets in the most economical way possible. The Portfolio will not sell interest rate caps, floors or collars if it does not own securities with coupons which provide the interest that the Portfolio may be required to pay.

         Swap agreements are two-party contracts entered into primarily by institutional counterparties for periods ranging from a few weeks to several years. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) that would be earned or realized on specified notional investments or instruments. The gross returns to be exchanged or "swapped" between the parties are calculated by reference to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency or commodity, or in a "basket" of securities representing a particular index. The purchaser of an interest rate cap or floor, upon payment of a fee, has the right to receive payments (and the seller of the cap is obligated to make payments) to the extent a specified interest rate exceeds (in the case of a cap) or is less than (in the case of a floor) a specified level over a specified period of time or at specified dates. The purchaser of an interest rate collar, upon payment of a fee, has the right to receive payments (and the seller of the collar is obligated to make payments) to the extent that a specified interest rate falls outside an agreed upon range over a specified period of time or at specified dates. The purchaser of an option on an interest rate swap, upon payment of a fee (either at the time of purchase or in the form of higher payments or lower receipts within an interest rate swap transaction) has the right, but not the obligation, to initiate a new swap transaction of a pre-specified notional amount with pre-specified terms with the seller of the option as the counterparty.

         The "notional amount" of a swap transaction is the agreed upon basis for calculating the payments that the parties have agreed to exchange. For example, one swap counterparty may agree to pay a floating rate of interest (e.g., 3 month LIBOR) calculated based on a $10 million notional amount on a quarterly basis in exchange for receipt of payments calculated based on the same notional amount and a fixed rate of interest on a semi-annual basis. In the event the Portfolio is obligated to make payments more frequently than it receives payments from the other party, it will incur incremental credit exposure to that swap counterparty. This risk may be mitigated somewhat by the use of swap agreements which call for a net payment to be made by the party with the larger payment obligation when the obligations of the parties fall due on the same date. Under most swap agreements entered into by the Portfolio, payments by the parties will be exchanged on a "net basis", and the Portfolio will receive or pay, as the case may be, only the net amount of the two payments.

         The amount of the Portfolio 's potential gain or loss on any swap transaction is not subject to any fixed limit. Nor is there any fixed limit on the Portfolio 's potential loss if it sells a cap or collar. If the Portfolio buys a cap, floor or collar, however, the Portfolio 's potential loss is limited to the amount of the fee that it has paid. When measured against the initial amount of cash required to initiate the transaction, which is typically zero in the case of most conventional swap transactions, swaps, caps, floors and collars tend to be more volatile than many other types of instruments.

         The use of swap transactions, caps, floors and collars involves investment techniques and risks which are different from those associated with portfolio security transactions. If the Advisor is incorrect in its forecasts of market values, interest rates, and other applicable factors, the investment performance of the Portfolio will be less favorable than if these techniques had not been used. These instruments are typically not traded on exchanges. Accordingly, there is a risk that the other party to certain of these instruments will not perform its obligations to the Portfolio or that the Portfolio may be unable to enter into offsetting positions to terminate its exposure or liquidate its position under certain of these instruments when it wishes to do so. Such occurrences could result in losses to the Portfolio.

         The Advisor will, however, consider such risks and will enter into swap and other derivatives transactions only when it believes that the risks are not unreasonable.

         The Portfolio will maintain cash or liquid assets in a segregated account with its custodian in an amount sufficient at all times to cover its current obligations under its swap transactions, caps, floors and collars. If the Portfolio enters into a swap agreement on a net basis, it will segregate assets with a daily value at least equal to the excess, if any, of the Portfolio's accrued obligations under the swap agreement over the accrued amount the Portfolio is entitled to receive under the agreement. If the Portfolio enters into a swap agreement on other than a net basis, or sells a cap, floor or collar, it will segregate assets with a daily value at least equal to the full amount of the Portfolio 's accrued obligations under the agreement.

         The Portfolio will not enter into any swap transaction, cap, floor, or collar, unless the counterparty to the transaction is deemed creditworthy by the Advisor. If a counterparty defaults, the Portfolio may have contractual remedies pursuant to the agreements related to the transaction. The swap markets in which many types of swap transactions are traded have grown substantially in recent years, with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the markets for certain types of swaps (e.g., interest rate swaps) have become relatively liquid. The markets for some types of caps, floors and collars are less liquid.

         The liquidity of swap transactions, caps, floors and collars will be as set forth in guidelines established by the Advisor and approved by the Trustees which are based on various factors, including (1) the availability of dealer quotations and the estimated transaction volume for the instrument, (2) the number of dealers and end users for the instrument in the marketplace, (3) the level of market making by dealers in the type of instrument, (4) the nature of the instrument (including any right of a party to terminate it on demand) and
(5) the nature of the marketplace for trades (including the ability to assign or offset the Portfolio 's rights and obligations relating to the instrument). Such determination will govern whether the instrument will be deemed within the 15% restriction on investments in securities that are not readily marketable.

         During the term of a swap, cap, floor or collar, changes in the value of the instrument are recognized as unrealized gains or losses by marking to market to reflect the market value of the instrument. When the instrument is terminated, the Portfolio will record a realized gain or loss equal to the difference, if any, between the proceeds from (or cost of) the closing transaction and the Portfolio's basis in the contract.

         The federal income tax treatment with respect to swap transactions, caps, floors, and collars may impose limitations on the extent to which the Portfolio may engage in such transactions.

RISK MANAGEMENT

         The Portfolio may employ non-hedging risk management techniques. Examples of such strategies include synthetically altering the duration of its portfolio or the mix of securities in its portfolio. For example, if the Advisor wishes to extend maturities in a fixed income portfolio in order to take advantage of an anticipated decline in interest rates, but does not wish to purchase the underlying long-term securities, it might cause the Portfolio to purchase futures contracts on long-term debt securities. Similarly, if the Advisor wishes to decrease fixed income securities or purchase equities, it could cause the Portfolio to sell futures contracts on debt securities and purchase futures contracts on a stock index. Such non-hedging risk management techniques are not speculative, but because they involve leverage include, as do all leveraged transactions, the possibility of losses as well as gains that are greater than if these techniques involved the purchase and sale of the securities themselves rather than their synthetic derivatives.

         PORTFOLIO TURNOVER. The portfolio turnover rates for the fiscal years ended March 31, 1997, 1998, 1999 and for the four months ended July 31, 1999 were: 35%, 51%, 44% and 8%, respectively. A rate of 100% indicates that the equivalent of all of the Portfolio's assets have been sold and reinvested in a year. High portfolio turnover may result in the realization of substantial net capital gains. To the extent net short term capital gains are realized, any distributions resulting from such gains are considered ordinary income for federal income tax purposes. See Item 20 below.

INVESTMENT RESTRICTIONS

         The investment restrictions below have been adopted by the Portfolio. Except where otherwise noted, these investment restrictions are "fundamental" policies which, under the 1940 Act, may not be changed without the vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio. A "majority of the outstanding voting securities" is defined in the 1940 Act as the lesser of (a) 67% or more of the voting securities present at a security holders meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (b) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions below apply at the time of the purchase of securities.

     Unless Sections 8(b)(1) and 13(a) of the 1940 Act or any SEC or SEC staff interpretations thereof, are amended or modified, the Portfolio may not:

1. Purchase any security which would cause the Portfolio to concentrate its investments in the securities of issuers primarily engaged in any particular industry except as permitted by the SEC;

2. Issue senior securities, except as permitted under the Investment Company Act of 1940 or any rule, order or interpretation thereunder;

3.       Borrow money, except to the extent permitted by applicable law;

4. Underwrite securities of other issuers, except to the extent that the Portfolio, in disposing of portfolio securities, may be deemed an underwriter within the meaning of the 1933 Act;

5. Purchase or sell real estate, except that, to the extent permitted by applicable law, the Portfolio may (a) invest in securities or other instruments directly or indirectly secured by real estate, (b) invest in securities or other instruments issued by issuers that invest in real estate, and (c) make direct investments in mortgages;

6. Purchase or sell commodities or commodity contracts unless acquired as a result of ownership of securities or other instruments issued by persons that purchase or sell commodities or commodities contracts; but this shall not prevent the Portfolio from purchasing, selling and entering into financial futures contracts (including futures contracts on indices of securities, interest rates and currencies), options on financial futures contracts (including futures contracts on indices of securities, interest rates and currencies), warrants, swaps, forward contracts, foreign currency spot and forward contracts or other derivative instruments that are not related to physical commodities; and

7. The Portfolio may make loans to other persons, in accordance with the Portfolio's investment objective and policies and to the extent permitted by applicable law.

         NON-FUNDAMENTAL INVESTMENT RESTRICTIONS. The investment restrictions described below are not fundamental policies of the Portfolio and may be changed by the Trustees. These non-fundamental investment policies require that the Portfolio may not:

1. Acquire any illiquid securities, such as repurchase agreements with more than seven days to maturity or fixed time deposits with a duration of over seven calendar days, if as a result thereof, more than 15% of the market value of the Portfolio's net assets would be in investments which are illiquid;

2. Purchase securities on margin, make short sales of securities, or maintain a short position, provided that this restriction shall not be deemed to be applicable to the purchase or sale of when-issued or delayed delivery securities, or to short sales that are covered in accordance with SEC rules; and

3. Acquire securities of other investment companies, except as permitted by the 1940 Act or any order pursuant thereto.

         There will be no violation of any investment restriction if that restriction is complied with at the time the relevant action is taken notwithstanding a later change in market value of an investment, in net or total assets, in the securities rating of the investment, or any other later change.

         For purposes of fundamental investment restrictions regarding industry concentration, the Advisor may classify issuers by industry in accordance with classifications set forth in the Directory of Companies Filing Annual Reports With The Securities and Exchange Commission or other sources. In the absence of such classification or if the Advisor determines in good faith based on its own information that the economic characteristics affecting a particular issuer make it more appropriately considered to be engaged in a different industry, the Advisor may classify an issuer accordingly. For instance, personal credit finance companies and business credit finance companies are deemed to be separate industries and wholly owned finance companies are considered to be in the industry of their parents if their activities are primarily related to financing the activities of their parents.

ITEM 13. MANAGEMENT OF THE PORTFOLIO.

         The Trustees and officers of the Portfolio, their business addresses and principal occupations during the past five years and dates of birth are set forth below. Their titles may have varied during that period. An asterisk indicates that a Trustee is an "interested person" (as defined in the 1940 Act) of the Portfolio.

TRUSTEES AND OFFICERS

         Frederick S. Addy - Trustee; Retired; Former Executive Vice President and Chief Financial Officer Amoco Corporation. His address is 5300 Arbutus Cove, Austin, Texas 78746, and his date of birth is January 1, 1932.

         William G. Burns - Trustee; Retired; Former Vice Chairman and Chief Financial Officer, NYNEX. His address is 2200 Alaqua Drive, Longwood, Florida 32779, and his date of birth is November 2, 1932.

         Arthur C. Eschenlauer - Trustee; Retired; Former Senior Vice President, Morgan Guaranty Trust Company of New York. His address is 14 Alta Vista Drive, RD #2, Princeton, New Jersey 08540, and his date of birth is May 23, 1934.

         Matthew Healey2 - Trustee, Chairman and Chief Executive Officer; Chairman, Pierpont Group, Inc. ("Pierpont Group ") since prior to 1993. His address is Pine Tree Country Club Estates, 10286 St. Andrews Road, Boynton Beach, Florida 33436, and his date of birth is August 23, 1937.

     Michael P. Mallardi - Trustee; Retired; Prior to April 1996, Senior Vice President, Capital Cities/ABC, Inc. and President, Broadcast Group. His address is 10 Charnwood Drive, Suffern, New York 10901, and his date of birth is March 17, 1934.

         The Trustees of the Portfolio are the same as the Trustees of each of the other Master Portfolios (as defined below), the J.P. Morgan Funds, the J.P. Morgan Institutional Funds and J.P. Morgan Series Trust. In accordance with applicable state requirements, a majority of the disinterested Trustees have adopted written procedures reasonably appropriate to deal with potential conflicts of interest arising from the fact that the same individuals are Trustees of the Master Portfolios, the J.P. Morgan Funds and the J.P. Morgan Institutional Funds, up to and including creating a separate board of trustees.

         Each Trustee is currently paid an annual fee of $75,000 for serving as Trustee of the Master Portfolios (as defined below), the J.P. Morgan Funds, the J.P. Morgan Institutional Funds and J.P. Morgan Series Trust and is reimbursed for expenses incurred in connection with service as a Trustee. The Trustees may hold various other directorships unrelated to the Portfolio.

         Trustee compensation expenses paid by the Portfolio for the calendar year ended December 31, 1998 are set forth below.


---------------------------- --------------------------------- -----------------------------------------

                                                               TOTAL TRUSTEE COMPENSATION ACCRUED BY
                                                               THE MASTER PORTFOLIOS(*), J.P. MORGAN
                             AGGREGATE TRUSTEE COMPENSATION    FUNDS AND J.P. MORGAN SERIES TRUST
                             PAID BY THE PORTFOLIO DURING      DURING 1998(**)
NAME OF TRUSTEE              1998
---------------------------- --------------------------------- -----------------------------------------
---------------------------- --------------------------------- -----------------------------------------

Frederick S. Addy,           $525                              $75,000
  Trustee
---------------------------- --------------------------------- -----------------------------------------
---------------------------- --------------------------------- -----------------------------------------

William G. Burns,            $525                              $75,000
  Trustee
---------------------------- --------------------------------- -----------------------------------------
---------------------------- --------------------------------- -----------------------------------------

Arthur C. Eschenlauer,       $525                              $75,000
  Trustee
---------------------------- --------------------------------- -----------------------------------------
---------------------------- --------------------------------- -----------------------------------------

Matthew Healey,              $525                              $75,000
  Trustee (***), Chairman
  And Chief Executive
  Officer
---------------------------- --------------------------------- -----------------------------------------
---------------------------- --------------------------------- -----------------------------------------

Michael P. Mallardi,         $525                              $75,000
  Trustee
---------------------------- --------------------------------- -----------------------------------------


     (*) Includes the Portfolio and 18 other portfolios (collectively, the "Master Portfolios") for which JPMIM acts as investment adviser.

     (**) No investment company within the fund complex has a pension or retirement plan. Currently there are 17 investment companies (14 investment companies comprising the Master Portfolios, the J.P. Morgan Funds, the J.P. Morgan Institutional Funds and J.P. Morgan Series Trust) in the fund complex.

     (***) During 1998, Pierpont Group paid Mr. Healey, in his role as Chairman of Pierpont Group, Inc. compensation in the amount of $157,400, contributed $23,610 to a defined contribution plan on his behalf and paid $17,700 in insurance premiums for his benefit.

         The Trustees of the Portfolio, in addition to reviewing actions of the Portfolio's various service providers, decide upon matters of general policy. On January 15, 1994 the Portfolio entered into a Portfolio Fund Services Agreement with Pierpont Group to assist the Trustees in exercising their overall supervisory responsibilities for the Portfolio's affairs. Pierpont Group was organized in July 1989 to provide services for The Pierpont Family of Funds, and the Trustees are the equal and sole shareholders of Pierpont Group. The Portfolio has agreed to pay Pierpont Group a fee in an amount representing its reasonable costs in performing these services to the Portfolio and other registered investment companies subject to similar agreements with Pierpont Group. These costs are periodically reviewed by the Trustees.

         The aggregate fees paid to Pierpont Group by the Portfolio for the fiscal years ended March 31, 1997, 1998, 1999 and for the four months ended July 31, 1999: $5,302, $5,740, $6,630 and $2,300, respectively. The Portfolio has no employees; its executive officers (listed below), other than the Chief Executive Officer and the officers who are employees of the Advisor, are provided and compensated by Funds Distributor, Inc. ("FDI"), a wholly owned, indirect subsidiary of Boston Institutional Group, Inc. The Portfolio's officers conduct and supervise the business operations of the Portfolio.

         The officers of the Portfolio, their principal occupations during the past five years and dates of birth are set forth below. The business address of each of the officers unless otherwise noted is 60 State Street, Suite 1300, Boston, Massachusetts 02109.

     MATTHEW HEALEY; Chief Executive Officer; Chairman, Pierpont Group, since prior to 1993. His address is Pine Tree Country Club Estates, 10286 Saint Andrews Road, Boynton Beach, FL 33436. His date of birth is August 23, 1937.

     MARGARET W. CHAMBERS; Vice President and Secretary. Senior Vice President and General Counsel of FDI since April, 1998. From August 1996 to March 1998, Ms. Chambers was Vice President and Assistant General Counsel for Loomis, Sayles & Company, L.P. From January 1986 to July 1996, she was an associate with the law firm of Ropes & Gray. Her date of birth is October 12, 1959.

     MARIE E. CONNOLLY; Vice President and Assistant Treasurer. President, Chief Executive Officer, Chief Compliance Officer and Director of FDI, Premier Mutual Fund Services, Inc., an affiliate of FDI ("Premier Mutual") and an officer of certain investment companies distributed or administered by FDI. Her date of birth is August 1, 1957.

     DOUGLAS C. CONROY; Vice President and Assistant Treasurer. Assistant Vice President and Assistant Department Manager of Treasury Services and Administration of FDI and an officer of certain investment companies distributed or administered by FDI. Prior to April 1997, Mr. Conroy was Supervisor of Treasury Services and Administration of FDI. His date of birth is March 31, 1969.

     JOHN P. COVINO; Vice President and Assistant Treasurer. Vice President and Treasury Group Manager of Treasury Servicing and Administration of FDI. Prior to November 1998, Mr. Covino was employed by Fidelity Investments where he held multiple positions in their Institutional Brokerage Group. Prior to joining Fidelity, Mr. Covino was employed by SunGard Brokerage systems where he was responsible for the technology and development of the accounting product group. His date of birth is October 8, 1963.

         KAREN  JACOPPO-WOOD;  Vice  President  and  Assistant  Secretary.  Vice
President and Senior Counsel of FDI and an officer of certain investment companies distributed or administered by FDI. From June 1994 to January 1996, Ms. Jacoppo-Wood was a Manager of SEC Registration at Scudder, Stevens & Clark, Inc. Her date of birth is December 29, 1966.

     CHRISTOPHER J. KELLEY; Vice President and Assistant Secretary. Vice President and Senior Associate General Counsel of FDI and Premier Mutual and an officer of certain investment companies distributed or administered by FDI. From April 1994 to July 1996, Mr. Kelley was Assistant Counsel at Forum Financial Group. His date of birth is December 24, 1964.

     MARY A. NELSON; Vice President and Assistant Treasurer. Vice President and Manager of Treasury Services and Administration of FDI and Premier Mutual and an officer of certain investment companies distributed or administered by FDI. Her date of birth is April 22, 1964.

     MARY JO PACE; Assistant Treasurer. Vice President, Morgan Guaranty Trust Company of New York. Ms. Pace serves in the Funds Administration group as a Manager for the Budgeting and Expense Processing Group. Prior to September 1995, Ms. Pace served as a Fund Administrator for Morgan Guaranty Trust Company of New York. Her address is 522 Fifth Avenue, New York, New York 10036. Her date of birth is March 13, 1966.

     STEPHANIE D. PIERCE; Vice President and Assistant Secretary. Vice President and Client Development Manager for FDI since April 1998. From April 1997 to March 1998, Ms. Pierce was employed by Citibank, NA as an officer of Citibank and Relationship Manager on the Business and Professional Banking team handling over 22,000 clients. Address: 200 Park Avenue, New York, NY 10166. Her date of birth is August 18, 1968.

     GEORGE A. RIO; President and Treasurer. Executive Vice President and Client Service Director of FDI since April 1998. From June 1995 to March 1998, Mr. Rio was Senior Vice President and Senior Key Account Manager for Putnam Mutual Funds. From May 1994 to June 1995, Mr. Rio was Director of Business Development for First Data Corporation. His date of birth is January 2, 1955.

     CHRISTINE ROTUNDO; Assistant Treasurer. Vice President, Morgan Guaranty Trust Company of New York. Ms. Rotundo serves in the Funds Administration group as a Manager of the Tax Group and is responsible for U.S. mutual fund tax matters. Prior to September 1995, Ms. Rotundo served as a Senior Tax Manager in the Investment Company Services Group of Deloitte & Touche LLP. Her address is 522 Fifth Avenue, New York, New York 10036. Her date of birth is September 26, 1965.

         The Portfolio's Declaration of Trust provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in wilful misfeasance, bad faith, gross negligence or reckless disregard of their duties.


ITEM 14. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

         As of July 31, 1999, the J.P. Morgan Institutional New York Tax Exempt Bond Fund and the J.P. Morgan New York Tax Exempt Bond Fund (series of the J.P. Morgan Institutional Funds and the J.P. Morgan Funds, respectively) (the "Funds") owned 58% and 42%, respectively, of the outstanding beneficial interests in the Portfolio. So long as the Funds control the Portfolio, they may take actions without the approval of any other holders of beneficial interest, if any, in the Portfolio.

         Each of the Funds has informed the Portfolio that whenever it is requested to vote on matters pertaining to the Portfolio (other than a vote by a Portfolio to continue the operation of the Portfolio upon the withdrawal of another investor in the Portfolio), it will hold a meeting of its shareholders and will cast its vote as instructed by those shareholders.

         None of the officers or Trustees of the Portfolio own any of the outstanding beneficial interests in the Portfolio.

ITEM 15. INVESTMENT ADVISORY AND OTHER SERVICES.

         INVESTMENT ADVISOR. The investment advisor to the Portfolio is JPMIM, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Advisor, whose principal offices are at 522 Fifth Avenue, New York, New York 10036 manages employee benefit funds of corporations, labor unions and state and local governments and the accounts of other institutional investors, including investment companies. Certain of the assets of employee benefit accounts under its management are invested in commingled pension trust funds for which the Advisor serves as trustee.

         J.P. Morgan, through the Advisor and other subsidiaries, acts as investment advisor to individuals, governments, corporations, employee benefit plans, mutual funds and other institutional investors with combined assets under management of approximately $326 billion.

         J.P. Morgan has a long history of service as adviser, underwriter and lender to an extensive roster of major companies and as a financial advisor to national governments. The firm, through its predecessor firms, has been in business for over a century and has been managing investments since 1913.

         Morgan, also a wholly owned subsidiary of J.P. Morgan, is a bank holding company organized under the laws of the State of Delaware. Morgan, whose principal offices are at 60 Wall Street, New York, New York 10260, is a New York trust company which conducts a general banking and trust business. Morgan is subject to regulation by the New York State Banking Department and is a member bank of the Federal Reserve System. Through offices in New York City and abroad, Morgan offers a wide range of services, primarily to governmental, institutional, corporate and high net worth individual customers in the United States and throughout the world.

         The basis of the Advisor's investment process is fundamental investment research as the firm believes that fundamentals should determine an asset's value over the long term. J.P. Morgan currently employs over 100 full time research analysts, among the largest research staffs in the money management industry, in its investment management divisions located in New York, London, Tokyo, Frankfurt and Singapore to cover companies, industries and countries on site. In addition, the investment management divisions employ approximately 300 capital market researchers, portfolio managers and traders.

         The investment advisory services the Advisor provides to the Portfolio are not exclusive under the terms of the Advisory Agreement. The Advisor is free to and does render similar investment advisory services to others. The Advisor serves as investment advisor to personal investors and other investment companies and acts as fiduciary for trusts, estates and employee benefit plans. Certain of the assets of trusts and estates under management are invested in common trust funds for which the Advisor serves as trustee. The accounts which are managed or advised by the Advisor have varying investment objectives and the Advisor invests assets of such accounts in investments substantially similar to, or the same as, those which are expected to constitute the principal investments of the Portfolio. Such accounts are supervised by officers and employees of the Advisor who may also be acting in similar capacities for the Portfolio. See Item 17 below.

         Sector weightings are generally similar to a benchmark with the emphasis on security selection as the method to achieve investment performance superior to the benchmark. The benchmark for the Portfolio is currently Lehman Brothers 1-16 Year Municipal Bond Index.

         The Portfolio is managed by officers of the Advisor who, in acting for their customers, including the Portfolio, do not discuss their investment decisions with any personnel of J.P. Morgan or any personnel of other divisions of the Advisor or with any of its affiliated persons, with the exception of certain investment management affiliates of J.P. Morgan.

         As compensation for the services rendered and related expenses such as salaries of advisory personnel borne by the Advisor under the Investment Advisory Agreement, the Portfolio has agreed to pay the Advisor a fee, which is computed daily and may be paid monthly, equal to the annual rate of 0.30% of the Portfolio's average daily net assets. For the fiscal years ended March 31, 1997, 1998, 1999 and for the four months ended July 31, 1999, the advisory fees paid by the Portfolio were $380,380, $513,516, $796,521 and $298,444, respectively.

         The Investment Advisory Agreement provides that it will continue in effect for a period of two years after execution only if specifically approved annually thereafter (i) by a vote of the holders of a majority of the Portfolio's outstanding securities or by its Trustees and (ii) by a vote of a majority of the Trustees who are not parties to the Advisory Agreement or "interested persons" as defined by the 1940 Act cast in person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement will terminate automatically if assigned and is terminable at any time without penalty by a vote of a majority of the Trustees of the Portfolio or by a vote of the holders of a majority of the Portfolio's voting securities on 60 days' written notice to the Advisor and by the Advisor on 90 days' written notice to the Portfolio.

The Glass-Steagall Act and other applicable laws generally prohibit banks and their subsidiaries, such as the Advisor, from engaging in the business of underwriting or distributing securities, and the Board of Governors of the Federal Reserve System has issued an interpretation to the effect that under these laws a bank holding company registered under the federal Bank Holding Company Act or subsidiaries thereof may not sponsor, organize, or control a registered open-end investment company continuously engaged in the issuance of its shares, such as the Trust. The interpretation does not prohibit a holding company or a subsidiary thereof from acting as investment advisor and custodian to such an investment company. The Advisor believes that it may perform the services for the Portfolio contemplated by the Advisory Agreement without violation of the Glass-Steagall Act or other applicable banking laws or regulations. On November 12, 1999, the Gramm-Leach-Bliley Act was signed into law, the relevant provisions of which go into effect March 11, 2000. Until March 11, 2000, federal banking law, specifically the Glass-Steagall Act and the Bank Holding Company Act, generally prohibits banks and bank holding companies and their subadvisories, such as the Advisor, from engaging in the business of underwriting or distributing securities. Pursuant to interpretations issued under these laws by the Board of Governors of the Federal Reserve System, such entities also may not sponsor, organize or control a registered open-end investment company continuously engaged in the issuance of its shares (together with underwriting and distributing securities, the "Prohibited Activities"), such as the Trust. These laws and interpretations do not prohibit a bank holding company or a subsidiary thereof from acting as investment advisor and custodian to such an investment company. The Advisor believes that it may perform the services for the Portfolio contemplated by the Advisory Agreement without violation of the laws in effect until March 11, 2000. Effective March 11, 2000, the sections of the Glass-Steagall Act which prohibited the Prohibited Activities are repealed, and the Bank Holding Company Act is amended to permit bank holding companies which satisfy certain capitalization, managerial and other criteria (the "Criteria") to engage in the Prohibited Activities; bank holding companies which do not satisfy the Criteria may continue to engage in any activity that was permissible for a bank holding company under the Bank Holding Company Act as of November 11, 1999. Because the services to be performed for the Portfolio under the Advisory Agreement were permissible for a bank holding company as of November 11, 1999, the Advisor believes that it also may perform such services after March 11, 2000 whether or not the Advisor's parent satisfies the Criteria. State laws on this issue may differ from the interpretation of relevant federal law, and banks and financial institutions may be required to register as dealers pursuant to state securities laws.

         CO-ADMINISTRATOR. Under the Portfolio's Co-Administration Agreement dated August 1, 1996, FDI serves as the Portfolio's Co-Administrator. The Co-Administration Agreement may be renewed or amended by the Trustees without an investor vote. The Co-Administration Agreement is terminable at any time without penalty by a vote of a majority of the Trustees of the Portfolio on not more than 60 days' written notice nor less than 30 days' written notice to the other party. The Co-Administrator may, subject to the consent of the Trustees of the
Portfolio,  subcontract  for  the  performance  of  its  obligations,  provided, however, that unless the Portfolio expressly agrees in writing, the Co-Administrator shall be fully responsible for the acts and omissions of any subcontractor as it would for its own acts or omissions. See "Administrative Services Agent" below.

         FDI (i) provides office space, equipment and clerical personnel for maintaining the organization and books and records of the Portfolio; (ii) provides officers for the Portfolio; (iii) files Portfolio regulatory documents and mails Portfolio communications to Trustees and investors; and (iv) maintains related books and records.

         For its services under the Co-Administration Agreement, the Portfolio has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The amount allocable to the Portfolio is based on the ratio of its net assets to the aggregate net assets of the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, the Master Portfolios, and certain other investment companies subject to similar agreements with FDI. The administrative fees paid by the Portfolio to FDI period August 1, 1996 through March 31, 1997: $1,914. For the fiscal years ended March 31, 1998 and 1999: $2,869 and $3,052, respectively. For the four months ended July 31, 1999: $880.

         ADMINISTRATIVE SERVICES AGENT. The Portfolio has entered into a Restated Administrative Services Agreement (the "Services Agreement") with Morgan, pursuant to which Morgan is responsible for certain administrative and related services provided to the Portfolio, including services related to tax compliance, financial statements, calculation of performance data, oversight of service providers and certain regulatory and Board of Trustees matters.

         Under the Services Agreement, effective August 1, 1996, the Portfolio has agreed to pay Morgan fees equal to its allocable share of an annual complex-wide charge. This charge is calculated daily based on the aggregate net assets of the Master Portfolios and J.P. Morgan Series Trust in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion, less the complex-wide fees payable to FDI. The portion of this charge payable by the Portfolio is determined by the proportionate share that its net assets bear to the total net assets of the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, the Master Portfolios, the other investors in the Master Portfolios for which Morgan provides similar services and J.P. Morgan Series Trust.

         Under administrative services agreements in effect with Morgan from December 29, 1995 through July 31, 1996, the Portfolio paid Morgan a fee equal to its proportionate share of an annual complex-wide charge. This charge was calculated daily based on the aggregate net assets of the Master Portfolios in accordance with the following schedule: 0.06% of the first $7 billion of the Master Portfolios' aggregate average daily net assets and 0.03% of the Master Portfolios' aggregate average daily net assets in excess of $7 billion.

     For the fiscal years ended March 31, 1997, 1998, 1999 and for the four months ended July 31, 1999: $37,675, $52,013, $73,366 and $25,575, respectively, in administrative services fees.

         PLACEMENT AGENT. FDI, a registered broker-dealer, also serves as exclusive placement agent for the Portfolio. FDI is a wholly owned indirect subsidiary of Boston Institutional Group, Inc. FDI's principal business address is 60 State Street, Suite 1300, Boston, Massachusetts 02109.

         CUSTODIAN. State Street Bank and Trust Company ("State Street"), 225 Franklin Street, Boston, Massachusetts 02110, serves as the Portfolio's custodian and fund accounting and transfer agent. Pursuant to the Custodian Contract, State Street is responsible for maintaining the books of account and records of portfolio transactions and holding portfolio securities and cash. In addition, the Custodian has entered into subcustodian agreements with Bankers Trust Company for the purpose of holding TENR Notes and with Bank of New York and Chemical Bank, N.A. for the purpose of holding certain variable rate demand notes. In the case of foreign assets held outside the United States, the Custodian employs various sub-custodians, who were approved by the Trustees of the Portfolio in accordance with the regulations of the SEC. The Custodian maintains portfolio transaction records, calculates book and tax allocations for the Portfolio, and computes the value of the interest of each investor. State Street is responsible for maintaining account records detailing the ownership of interests in the Portfolio.

         INDEPENDENT ACCOUNTANTS. The independent accountants of the Portfolio are PricewaterhouseCoopers LLP, 1177 Avenue of the Americas, New York, New York 10036. PricewaterhouseCoopers LLP conducts an annual audit of the financial statements of the Portfolio, assists in the preparation and/or review of the Portfolio's federal and state income tax returns and consults with the Portfolio as to matters of accounting and federal and state income taxation.

         EXPENSES. In addition to the fees payable to the service providers identified above, the Portfolio is responsible for usual and customary expenses associated with its operations. Such expenses include organization expenses, legal fees, insurance costs, the compensation and expenses of the Trustees, registration fees under federal securities laws, and extraordinary expenses applicable to the Portfolio. Such expenses also include brokerage expenses.

         The Year 2000 Initiative. With the new millennium rapidly approaching, organizations will continue to examine their computer systems to ensure they are year 2000 compliant. The issue, in simple terms, is that many existing computer systems use only two numbers to identify a year in the date field with the assumption that the first two digits are always "19." As the century is implied in the date, on January 1, 2000, computers that are not year 2000 compliant will assume the year is 1900. Systems that calculate, compare or sort using the incorrect date will cause erroneous results, ranging from system malfunctions to incorrect or incomplete transaction processing. If not remedied, potential risks include business interruption or shutdown, financial loss, reputation loss and/or legal liability.

         J.P. Morgan has undertaken a firmwide initiative to address the year 2000 issue and has developed a comprehensive plan to prepare, as appropriate, its computer systems. Each business line has taken responsibility for identifying and fixing the problem within its own area of operation and for addressing all interdependencies. A multidisciplinary team of internal and external experts supports the business teams by providing direction and firmwide coordination. Working together, the business and multidisciplinary teams have completed a thorough education and awareness initiative and a global inventory and assessment of J.P. Morgan's technology and application portfolio to understand the scope of the year 2000 impact at J.P. Morgan. J.P. Morgan presently is renovating and testing these technologies and applications in partnership with external consulting and software development organizations, as well as with year 2000 tool providers. J.P. Morgan has substantially completed renovation, testing, and validation of its key systems and is preparing to participate in industry-wide testing (or streetwide testing) in 1999. J.P. Morgan is also working with key external parties, including clients, counterparties, vendors, exchanges, depositories, utilities, suppliers, agents and regulatory agencies, to stem the potential risks the year 2000 problem poses to J.P. Morgan and to the global financial community. For potential failure scenarios where the risks are deemed significant and where such risk is considered to have a higher probability of occurrence, J.P. Morgan is attempting to develop business recovery/contingency plans. These plans will define the infrastructure that should be put in place for managing a failure during the millennium event itself.

         Costs associated with efforts to prepare J.P. Morgan's systems for the year 2000 approximated $93.3 million in 1997, $132.7 million in 1998 and $36.6 million for the first eight months of 1999. Over the next month, J.P. Morgan will continue its efforts to prepare its systems for the year 2000. The total cost to become year-2000 compliant is estimated at $300 million, for internal systems renovation and testing, testing equipment and both internal and external resources working on the project. The costs associated with J.P. Morgan becoming year-2000 compliant will be borne by J.P. Morgan and not the Portfolio.

ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES.

         The Advisor places orders for the Portfolio for all purchases and sales of portfolio securities, enters into repurchase agreements, and may enter into reverse repurchase agreements and execute loans of portfolio securities on behalf of the Portfolio. See Item 13 above.

         Fixed income and debt securities and municipal bonds and notes are generally traded at a net price with dealers acting as principal for their own accounts without a stated commission. The price of the security usually includes profit to the dealers. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain securities may be purchased directly from an issuer, in which case no commissions or discounts are paid.

         Portfolio transactions for the Portfolio will be undertaken principally to accomplish the Portfolio's objective in relation to expected movements in the general level of interest rates. The Portfolio may engage in short term trading consistent with its objective.

         In connection with portfolio transactions for the Portfolio, the Advisor intends to seek best execution on a competitive basis for both purchases and sales of securities.

         Subject to the overriding objective of obtaining the best possible execution of orders, the Advisor may allocate a portion of the Portfolio's portfolio brokerage transactions to affiliates of the Advisor. In order for affiliates of the Advisor to effect any portfolio transactions for the
Portfolio,  the  commissions,  fees  or  other  remuneration  received  by  such affiliates must be reasonable and fair compared to the commissions, fees, or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. Furthermore, the Trustees of the Portfolio, including a majority of the Trustees who are not "interested persons," have adopted procedures which are reasonably designed to provide that any commissions, fees, or other remuneration paid to such affiliates are consistent with the foregoing standard.

         The Portfolio's portfolio securities will not be purchased from or through or sold to or through the exclusive placement agent or Advisor or any other "affiliated person" (as defined in the 1940 Act) of the exclusive placement agent or Advisor when such entities are acting as principals, except to the extent permitted by law. In addition, the Portfolio will not purchase securities during the existence of any underwriting group relating thereto of which the Advisor or an affiliate of the Advisor is a member, except to the extent permitted by law.

         Investment decisions made by the Advisor are the product of many factors in addition to basic suitability for the particular portfolio or other client in question. Thus, a particular security may be bought or sold for certain clients even though it could have been bought or sold for other clients at the same time. Likewise, a particular security may be bought for one or more clients when one or more other clients are selling the same security. The Portfolio may only sell a security to other portfolios or accounts managed by the Advisor or its affiliates in accordance with procedures adopted by the Trustees.

         On those occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other customers, including other Master Portfolios, the Advisor, to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be sold or purchased for the Portfolio with those to be sold or purchased for other customers in order to obtain best execution, including lower brokerage commissions if appropriate. In such event, allocation of the securities so purchased or sold as well as any expenses incurred in the transaction will be made by the Advisor in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio. In some instances, this procedure might adversely affect the Portfolio.

         If the Portfolio effects a closing purchase transaction with respect to an option written by it, normally such transaction will be executed by the same broker-dealer who executed the sale of the option. The writing of options by the Portfolio will be subject to limitations established by each of the exchanges governing the maximum number of options in each class which may be written by a single investor or group of investors acting in concert, regardless of whether the options are written on the same or different exchanges or are held or written in one or more accounts or through one or more brokers. The number of options which the Portfolio may write may be affected by options written by the Advisor for other investment advisory clients. An exchange may order the liquidation of positions found to be in excess of these limits, and it may impose certain other sanctions.

ITEM 17. CAPITAL STOCK AND OTHER SECURITIES.

         Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

         Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment). Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified percentage of the outstanding interests in the Portfolio) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified percentage of the outstanding interests in the Portfolio. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

         The "net income" of the Portfolio will consist of (i) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (ii) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All the net income of the Portfolio is allocated pro rata among the investors in the Portfolio.

         The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two thirds of its investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment) or (ii) by the Trustees by written notice to its investors.

         The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         The Portfolio's Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

         As of July 31, 1999, the J.P. Morgan Institutional New York Tax Exempt Bond Fund, (formerly J.P. Morgan Institutional New York Total Return Bond Fund) and the J.P. Morgan New York Tax Exempt Bond Fund, (formerly J.P. Morgan New York Total Return Bond Fund) (series of J.P. Morgan Institutional Funds and J.P. Morgan Funds, respectively) (the "Funds") owned 58% and 42%, respectively, of the outstanding beneficial interests in the Portfolio. So long as the Funds control the Portfolio, they may take actions without the approval of any other holders of beneficial interest, if any, in the Portfolio.

ITEM 18. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.

         Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.

         The Portfolio computes its net asset value once daily on Monday through Friday at the time described in Part A. The net asset value will not be computed on the days the following legal holidays are observed: New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. On days when the U.S.
trading markets close early, the Portfolio will close for purchases and redemptions at the same time. The Portfolio may also close for purchases and redemptions at such other times as may be determined by the Board of Trustees to the extent permitted by applicable law. The days on which net asset value is determined are the Portfolio's business days.

         The Portfolio values securities that are listed on an exchange using prices supplied daily by an independent pricing service that are based on the last traded price on a national securities exchange or in the absence of recorded trades, at the readily available mean of the bid and asked prices on such exchange, if such exchange or market constitutes the broadest and most representative market for the security. Securities listed on a foreign exchange are valued at the last traded price or, in the absence of recorded trades, at the readily available mean of the bid and asked prices on such exchange available before the time when net assets are valued. Independent pricing service procedures may also include the use of prices based on yields or prices of securities of comparable quality, coupon, maturity and type, indications as to values from dealer, operating data, and general market conditions. Unlisted securities may be valued at the quoted bid price in the over-the-counter market provided by a principal market maker or dealer. If prices are not supplied by the portfolio's independent pricing service or principal market maker or dealer, such securities are priced using fair values in accordance with procedures adopted by the portfolio's Trustees. All short-term securities with a remaining maturity of sixty days or less are valued by the amortized cost method.

         If the Portfolio determines that it would be detrimental to the best interest of the remaining investors in the Portfolio to make payment wholly or partly in cash, payment of the redemption price may be made in whole or in part by a distribution in kind of securities from the Portfolio, in lieu of cash, in conformity with the applicable rule of the SEC. If interests are redeemed in kind, the redeeming investor might incur transaction costs in converting the assets into cash. The method of valuing portfolio securities is described above and such valuation will be made as of the same time the redemption price is determined. The Portfolio has elected to be governed by Rule 18f-1 under the 1940 Act pursuant to which the Portfolio is obligated to redeem interests solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Portfolio during any 90 day period for any one investor. The Portfolio will not redeem in kind except in circumstances in which an investor is permitted to redeem in kind.

ITEM 19. TAX STATUS.

         The Portfolio is organized as a New York trust. The Portfolio is not subject to any income or franchise tax in the State of New York or the Commonwealth of Massachusetts. However each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Code, and regulations promulgated thereunder.

         Although, as described above, the Portfolio will not be subject to federal income tax, it will file appropriate income tax returns.

         It is intended that the Portfolio's assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code.

         The Portfolio intends to qualify to allocate tax exempt interest to its investors by having, at the close of each quarter of its taxable year, at least 50% of the value of its total assets consist of tax exempt securities. Tax exempt interest is that part of income earned by the Portfolio which consists of interest received by the Portfolio on tax exempt securities. In view of the Portfolio's investment policies, it is expected that a substantial portion of all income will be tax exempt income, although the Portfolio may from time to time realize net short-term capital gains and may invest limited amounts in taxable securities under certain circumstances.

         Gains or losses on sales of portfolio securities will be treated as long-term capital gains or losses if the securities have been held for more than one year except in certain cases where, if applicable, a put is acquired or a call option is written thereon.

         Other gains or losses on the sale of securities will be short-term capital gains or losses. Gains and losses on the sale, lapse or other termination of options on securities will be treated as gains and losses from the sale of securities. If an option written by the Portfolio lapses or is terminated through a closing transaction, such as a repurchase by the Portfolio of the option from its holder, the Portfolio will realize a short-term capital gain or loss, depending on whether the premium income is greater or less than the amount paid by the Portfolio in the closing transaction. If securities are purchased by the Portfolio pursuant to the exercise of a put option written by it, the Portfolio will subtract the premium received from its cost basis in the securities purchased.

         Forward currency contracts, options and futures contracts entered into by the Portfolio may create "straddles" for U.S. federal income tax purposes and this may affect the character and timing of gains or losses realized by the Portfolio on forward currency contracts, options and futures contracts or on the underlying securities. Straddles may also result in the loss of the holding period of underlying securities for purposes of the 30% of gross income test described above, and therefore, the Portfolio's ability to enter into forward currency contracts, options and futures contracts may be limited.

         Certain options, futures and foreign currency contracts held by a Portfolio at the end of each fiscal year will be required to be "marked to market" for federal income tax purposes -- i.e., treated as having been sold at market value. For options and futures contracts, 60% of any gain or loss recognized on these deemed sales and on actual dispositions will be treated as long-term capital gain or loss, and the remainder will be treated as short-term capital gain or loss regardless of how long the Portfolio has held such options or futures. Any gain or loss recognized on foreign currency contracts will be treated as ordinary income.

         STATE AND LOCAL TAXES. The Portfolio may be subject to state or local taxes in jurisdictions in which the Portfolio is deemed to be doing business. In addition, the treatment of the Portfolio and its investors in those states which have income tax laws might differ from treatment under the federal income tax laws. Investors should consult their own tax advisors with respect to any state or local taxes.

         OTHER TAXATION. The investment by an investor in the Portfolio does not cause the investor to be liable for any income or franchise tax in the State of New York. Investors are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Portfolio.

ITEM 20. UNDERWRITERS.

         The exclusive placement agent for the Portfolio is FDI, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 21. CALCULATIONS OF PERFORMANCE DATA.

         Not applicable.

ITEM 22. FINANCIAL STATEMENTS.

         The Portfolio's July 31, 1999 annual report filed with the SEC pursuant to Section 30(b) of the 1940 Act and Rule 30b2-1 thereunder is incorporated herein by reference (Accession Number 0001047469-99-037585, filed October 4,
1999).

APPENDIX A
DESCRIPTION OF SECURITY RATINGS

STANDARD & POOR'S

CORPORATE AND MUNICIPAL BONDS

     AAA - Debt rated AAA have the highest ratings assigned by Standard & Poor's to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

     AA - Debt rated AA have a very strong capacity to pay interest and repay principal and differs from the highest rated issues only in a small degree.

A - Debt rated A have a strong capacity to pay interest and repay principal they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB - Debt rated BBB are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than for debt in higher rated categories.

BB - Debt rated BB are regarded as having less near-term vulnerability to default than other speculative issues. However, they face major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments.

B - An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.

CCC - An obligation rated CCC is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC - An obligation rated CC is currently highly vulnerable to nonpayment.

     C - The C rating may be used to cover a situation where a bankruptcy petition has been filed or similar action has been taken, but payments on this obligation are being continued.

COMMERCIAL PAPER, INCLUDING TAX EXEMPT

A - Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are further refined with the designations 1, 2, and 3 to indicate the relative degree of safety.

A-1 - This designation indicates that the degree of safety regarding timely payment is very strong.

SHORT-TERM TAX-EXEMPT NOTES

SP-1 - The short-term tax-exempt note rating of SP-1 is the highest rating assigned by Standard & Poor's and has a very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics are given a "plus" (+) designation.

     SP-2 - The short-term tax-exempt note rating of SP-2 has a satisfactory capacity to pay principal and interest.

MOODY'S

CORPORATE AND MUNICIPAL BONDS

Aaa - Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa - Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

A - Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa - Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba - Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B - Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Caa - Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

     Ca - Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

     C - Bonds which are rated C are the lowest rated class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

COMMERCIAL PAPER, INCLUDING TAX EXEMPT

Prime-1 - Issuers rated Prime-1 (or related supporting institutions) have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following characteristics:

           -      Leading market positions in well established industries.
           -      High rates of return on funds employed.
           - Conservative capitalization structures with moderate reliance on debt and ample asset protection.
           - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
           - Well established access to a range of financial markets and assured sources of alternate liquidity.

SHORT-TERM TAX EXEMPT NOTES

MIG-1 The short-term tax-exempt note rating MIG-1 is the highest rating assigned by Moody's for notes judged to be the best quality. Notes with this rating enjoy strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing, or both.

MIG-2 - MIG-2 rated notes are of high quality but with margins of protection not as large as MIG-1.

APPENDIX B

ADDITIONAL INFORMATION CONCERNING NEW YORK MUNICIPAL OBLIGATIONS

         The following information is a summary of special factors affecting investments in New York municipal obligations. It does not purport to be a complete description and is based on information from the supplement (dated February 9, 1999) to the Annual Information Statement of the State of New York dated June 26, 1998, and other sources of information. The factors affecting the financial condition of New York State and New York City are complex and the following description constitutes only a summary.

General

         New York is the third most populous state in the nation and has a relatively high level of personal wealth. The State's economy is diverse, with a comparatively large share of the nation's finance, insurance, transportation, communications and services employment, and a very small share of the nation's farming and mining activity. The State's location and its excellent air transport facilities and natural harbors have made it an important link in international commerce. Travel and tourism constitute an important part of the economy. Like the rest of the nation, New York has a declining proportion of its workforce engaged in manufacturing, and an increasing proportion engaged in service industries.

         Services: The services sector, which includes entertainment, personal services, such as health care and auto repairs, and business-related services, such as information processing, law and accounting, is the State's leading economic sector. The services sector accounts for more than three of every ten nonagricultural jobs in New York and has a noticeably higher proportion of total jobs than does the rest of the nation.

         Manufacturing: Manufacturing employment continues to decline in importance in New York, as in most other states, and New York's economy is less reliant on this sector than is the nation. The principal manufacturing industries in recent years produced printing and publishing materials, instruments and related products, machinery, apparel and finished fabric products, electronic and other electric equipment, food and related products, chemicals and allied products, and fabricated metal products.

         Trade: Wholesale and retail trade is the second largest sector in terms of nonagricultural jobs in New York but is considerably smaller when measured by income share. Trade consists of wholesale businesses and retail businesses, such as department stores and eating and drinking establishments.

         Finance, Insurance and Real Estate: New York City is the nation's leading center of banking and finance and, as a result, this is a far more important sector in the State than in the nation as a whole. Although this sector accounts for under one-tenth of all nonagricultural jobs in the State, it contributes over one-sixth of all nonfarm labor and proprietors' income.

         Agriculture: Farming is an important part of the economy of large regions of the State, although it constitutes a very minor part of total State output. Principal agricultural products of the State include milk and dairy products, greenhouse and nursery products, apples and other fruits, and fresh vegetables. New York ranks among the nation's leaders in the production of these commodities.

         Government: Federal, State and local government together are the third largest sector in terms of nonagricultural jobs, with the bulk of the employment accounted for by local governments. Public education is the source of nearly one-half of total state and local government employment.

         Relative to the nation, the State has a smaller share of manufacturing and construction and a larger share of service-related industries. The State's finance, insurance, and real estate share, as measured by income, is particularly large relative to the nation. The State is likely to be less affected than the nation as a whole during an economic recession that is concentrated in manufacturing and construction, but likely to be more affected during a recession that is concentrated in the service-producing sector.

State Financial Plan

         The requirements of the State budget process are set forth in Article VII of the State Constitution and the State Finance Law. The process begins with the Governor's submission of the Executive Budget to the Legislature each January, in preparation for the start of the fiscal year on April 1. (The submission date is February 1 in years following a gubernatorial election). The budget must contain a complete plan of available receipts and projected disbursements for the ensuing fiscal year (State Financial Plan). The proposed State Financial Plan must be balanced on a cash basis and must be accompanied by bills that: (i) set forth all proposed appropriations and reappropriations ,
(ii) provide for any new or modified revenue measures, and (iii) make any other changes to existing law necessary to implement the budget recommended by the Governor.

         In acting on the bills submitted by the Governor, the Legislature has the power to alter both recommended appropriations and proposed changes to substantive law. The Legislature may strike out or reduce an item of appropriation recommended by the Governor. The Legislature may add items of appropriation, provided such additions are stated separately. These additional items are then subject to line-item veto by the Governor. If the Governor vetoes an appropriation or a bill (or portion thereof) related to the budget, these can be reconsidered in accordance with the rules of each house of the Legislature. If approved by two-thirds of the members of each house, the measure will become law notwithstanding the Governor's veto.

         Once the appropriation bills and other bills become law, the State Division of the Budget (DOB) revises the State Financial Plan to reflect the Legislature's actions, and begins the process of implementing the budget. Throughout the fiscal year, DOB monitors actual receipts and disbursements, and may adjust the estimates in the State Financial Plan. Adjustments also may be made to the State Financial Plan to reflect changes in the economy, as well as new actions taken by the Governor or the Legislature. The Governor is required to submit to the Legislature quarterly budget updates which include a revised cash-basis State Financial Plan, and an explanation of any changes from the previous State Financial Plan. As required by the State Financial Law, the Governor updates the State Financial Plan within 30 days of the close of each quarter of the fiscal year, generally issuing reports by July 30, October 30, and in January, as part of the Executive Budget.

         The Legislature may enact, subject to approval by the Governor, additional appropriation bills or revenue measures, including tax reductions, during any regular session or, if called into session for that purpose, any special session of the Legislature. If additional appropriation bills or revenue measures are disapproved by the Governor, the Legislature has authority to override the Governor's veto upon the vote of two-thirds of the members of each house of the Legislature. The Governor may present deficiency appropriation bills to the Legislature near the end of the fiscal year to supplement inadequate appropriations or to provide new appropriations for purposes not covered by the regular and supplemental appropriation bills.

         The legislature adopted the debt service component of the State budget for the 1998-99 fiscal year on March 30, 1998 and the remainder of the budget on April 18, 1998. In the period prior to adoption of the budget for the current fiscal year, the Legislature also enacted appropriations to permit the State to continue its operations and provide for other purposes. On April 25, 1998, the Governor vetoed certain items that the Legislature added to the Executive Budget.

         General Fund disbursements in 1998-99 are now projected to grow by $2.43 billion over 1997-98 levels, or $690 million more than proposed in the Governor's Executive Budget, as amended. The change in General Fund disbursements from the Executive Budget to the enacted budget reflects legislative additions (net of the value of the Governor's vetoes), actions taken at the end of the regular legislative session, as well as spending that was originally anticipated to occur in 1997-98 but is now expected to occur in 1998-99. The State projects that the 1998-99 State Financial Plan is balanced on a cash basis, with an estimated reserve for future needs of $761 million.

         The State's enacted budget includes several new multi-year tax reduction initiatives, including acceleration of State-funded property and local income tax relief for senior citizens under the School Tax Relief Program
(STAR), expansion of the child car income-tax credit for middle-income families, a phased-in reduction of the general business tax, and reduction of several other taxes and fees, including an accelerated phase-out of assessments on medical providers. The enacted budget also provides for significant increases in spending for public schools, special education programs, and for the State and New York City university systems. It also allocates $50 million for a new Debt Reduction Reserve Fund (DRRF) that may eventually be used to pay debt service costs on or to prepay outstanding State-supported bonds.

         The 1998-99 State Financial Plan projects a closing balance in the General Fund of $1.42 billion that is comprised of a reserve of $761 million available for future needs, a balance of $400 million in the Tax Stabilization Reserve Fund (TSRF), a balance of $158 million in the Community Projects Fund
(CPF), and a balance of $100 million in the Contingency Reserve Fund (CRF). The TSRF can be used in the event of an unanticipated General Fund cash operating deficit, as provided under the State Constitution and State Finance Law. The CPF is used to finance various legislative and executive initiatives. The CRF provides resources to help finance any extraordinary litigation costs during the fiscal year.

Prior Quarterly Updates

         The State issued its First Quarterly Update to the cash-basis 1998-99 State Financial Plan on July 30, 1998. The update reported that the State's Financial Plan remained balanced. In the update, the State made several revisions to its receipts estimates, which, had the net effect of increasing projected General Fund receipts by $250 million over the Financial Plan issued with the enacted budget (June 25, 1998). Stronger-than-expected personal income tax and sales tax collections in the first quarter were the main reason for the revision to the receipts estimate. The State made no changes to its disbursement projections in the 1998-99 Financial Plan.

         As updated in July, the Financial Plan projected a closing balance in the General Fund of $1.67 billion, with the balance comprised of a $1.01 billion reserve for future needs, $400 million in the TSRF, $100 million in the CRF (after a planned deposit of $32 million in 1998-99), and $158 million in the CPF.

         On October 30, 1998, the State issued the second of its three quarterly updates to the 1998-99 Financial Plan (Mid-Year Update). In the Mid-Year Update, the State projected that the Financial Plan would remain in balance, with projected total receipts and transfers from other funds of $37.84 billion, an increase of $29 million over the amount projected in the First Quarterly Update. No changes were made to the July disbursement projections, with total disbursements and transfers to other funds of $36.78 billion expected at that time.

         The Mid-Year Update projected a closing balance in the General Fund of $1.7 billion, with the balance comprised of $1.04 billion reserved for future needs, $400 million in the TSRF, $100 million in the CPF.

Third Quarterly Update

         The State revised the cash-basis 1998-99 State Financial Plan on January 27, 1999, with the release of the 1999-2000 Executive Budget. The changes from prior quarterly updates reflect actual results through December 1998, as well as updated economic and spending projections for the balance of the current fiscal year.

         The 1998-99 Financial Plan currently projects a year-end available cash surplus of $1.79 billion in the General Fund, an increase of $749 million over the surplus estimate in the Mid-Year Update. Strong growth in receipts as well as lower-than-expected disbursements during the first nine months of the fiscal year account for the higher surplus estimate, as described in more detail below.

         The 1999-2000 Executive Budget proposes using the projected available surplus from 1998-99 to offset a portion of the incremental loss of tax receipts from enacted tax cuts scheduled to be effective for the 2000-01 and 2001-02 fiscal years. To make this surplus available for the tax reduction program, the State plans to deposit $1.79 billion in the tax refund reserve to pay tax refunds in 1999-2000 from overpayments of taxes in 1998-99. This action has the effect of decreasing reported personal income receipts in 1998-99, while increasing reported receipts in 1999-2000, as these refunds will no longer be a charge against current revenues in 1999-2000. The 1999-2000 Financial Plan assumes that these additional receipts will become a part of the 1999-2000 closing fund balance, and not used to support 1999-2000 operations.

Revisions to 1998-99 Receipts Estimates

         Total receipts and transfers from other funds to be deposited in the General Fund in 1998-99 are projected to be $36.78 billion, $1.06 billion less than projected at the time of the Mid-Year Update. The forecast for 1998-99 tax receipts has been increased by $729 million, but this increase is more than offset by the decision to create reserves for the payment of $1.79 billion in personal income tax refunds for the 1998 tax year, which has the effect of reducing reported receipts (as discussed above). The balance of the tax refund reserve on March 31, 1999 is now projected to be $2.32 billion, including $521 million as a result of the Local Government Assistance Corporation (LGAC).

         Prior to refund reserve transactions, personal income tax collections for 1998-99 are now projected at $20.69 billion, an increase of 13 percent from comparable 1997-98 receipt levels. After reflecting the tax refund reserve transactions discussed above, reported income tax receipts are projected at $20.18 billion, or $1.26 billion less than projected in October. Projected business tax receipts have been increased by $4 million, to $4.79 billion, and user tax collections by $23 million, to $7.23 billion. Other tax receipts are projected to increase by $27 million from the Mid-Year Update and are now expected to total $1.10 billion for the fiscal year. Miscellaneous receipts and transfers from other funds are projected to reach $3.48 billion, $145 million higher than in the Mid-Year Update.

Revisions to 1998-99 Disbursements Estimates

         The State now projects total General Fund disbursements and transfers to other funds of $36.62 billion in 1998-99, a reduction of $161 million from the Mid-Year Update. The State has lowered its estimate of disbursements for local assistance by $248 million and for State operations by $54 million. Higher projected spending for general State charges ($71 million) and transfers to other funds ($70 million) partially offset these reductions.

         In local assistance, spending from the CPF, which pays primarily for legislative initiatives, has lagged behind earlier projections and accounts for $68 million of the $248 million downward revision. Similarly, special education claims from school districts are running below projections, leading the State to lower its spending estimate by $32 million for 1998-99. Lower-than-expected program and administrative costs in welfare ($99 million), Medicaid ($32 million), and Children and Families Services ($21 million) account for most of the remaining downward revisions in projected local assistance spending.

         In State operations, projected spending is lower by $54 million primarily due to savings from the Statewide hiring freeze, agency attrition management, and continued nonpersonal service efficiencies.

         Revised higher spending for fringe benefits ($71 million) reflects higher-than-anticipated costs for employee benefits and health insurance. Transfers for debt service decline $29 million because of higher refunding savings and other debt management activities. Capital projects transfers increase by $5 million, while other transfers increase by $94 million primarily to cover unanticipated shortfalls in the State Lottery Fund ($80 million) and the Oil Spill Fund ($10 million).

Closing General Fund Balance

         The State now projects a closing balance of $799 million in the General Fund, a decrease of $899 million from the Mid-Year Update. The decline reflects the payment of the $1.04 billion undesignated reserve identified in October plus additional surplus monies projected in the January Update into the tax refund reserve (as described above). The projected closing balance of $799 million in the General Fund is comprised of $473 million in the TSRF, following a new $73 million deposit in 1998-99; $100 million in the CRF, following a planned $32 million deposit; and the remaining balance of $226 million in the CPF.




1999-2000 Fiscal Year (Executive Budget Forecast)

         The  Governor   presented  his  1999-2000   Executive   Budget  to  the
Legislature on January 27, 1999. The Executive Budget contains financial projections for the State's 1998-99 through 2001-02 fiscal years, and a proposed Capital Program and Financing Plan for the 1999-2000 through 2003-04 fiscal years. The Governor will prepare amendments to his Executive Budget, as permitted under law. There can be no assurance that the Legislature will enact into law the Executive Budget as proposed by the Governor, or that the State's adopted budget projections will not differ materially and adversely from current projections. For a more detailed discussion of the State's budgetary process and uncertainties involving its forecasts and projections, see "Special Considerations" below.

         The 1999-2000 Financial Plan is projected to have receipts in excess of disbursements on a cash basis in the General Fund, after accounting for the transfer of available receipts from 1998-99 to 1999-2000. Total General Fund receipts, including transfers from other funds, are projected to be $38.66 billion, an increase of $1.88 billion over projected receipts in the current fiscal year. General Fund disbursements, including transfer to other funds, are recommended to grow by 1.3 percent to $37.10 billion, an increase of $482 million over 1998-99. State Funds spending is projected to total $49.33 billion, an increase of $867 million or 1.8 percent from the current year. Under the Governor's recommendations, spending from All Governmental Funds is also expected to grow by 1.8 percent, increasing by $1.25 billion to $72.66 billion.

         The State is projected to close the 1999-2000 fiscal year with a balance in the General Fund of $2.36 billion. The balance is comprised of $1.79 billion in tax reduction reserves, $473 million in the TSRF and $100 million in the CRF.

Economic Outlook

U.S. Economy

         The State has updated its mid-year forecast of national and State economic activity through the end of calendar year 2000. At the national level, although the current projected nominal growth rate for 1999 represents only a small change from the earlier forecast, in real, inflation-adjusted terms, the annual growth rate is now anticipated to be significantly higher than had been previously predicted. However, even with the upward adjustment in the forecast, economic growth nationally during both 1999 and 2000 is still expected to be slower than it was during 1998. The financial and economic turmoil which started in Asia and has spread to other parts of the world is expected to continue to negatively affect U.S. trade balances throughout most of 1999 and could reduce U.S. economic growth even more than projected. In addition, growth in domestic consumption, which has been a major driving force behind the nation's strong economic performance in recent years, is forecasted to slow in 1999 as consumer confidence retreats from historic highs and stock market gains cease to provide massive amounts of extra discretionary income. However, the lower short-term interest rates which are projected to be in force during 1999 are expected to help prevent a more severe drop in overall economic growth.

         The revised forecast projects real Gross Domestic Product (GDP) growth of 2.4 percent in 1999, well below the projected 1998 growth rate of 3.7 percent. In 2000, real GDP growth is expected to continue at a similar pace, increasing by 2.3 percent. The growth of nominal GDP is projected to decline from 4.8 percent in 1998 to 3.6 percent in 1999, then rise somewhat to 4.0 percent in 2000. Inflation is expected to exceed the extremely low rate of 1998, but still stay well controlled, with price increases of slightly over two percent in both 1999 and 2000. The annual rate of job growth is expected to decrease from 2.6 percent in 1998 to 2.0 percent in 1999 and 1.5 percent in 2000. Growth in both personal income and wages also is expected to slow somewhat in 1999 and again in 2000, while corporate profits are projected to continue the lackluster performance which began in 1998.

State Economy

         The State economic forecast has been modified for 1999 and 2000 from the one used in earlier updates of the Financial Plan. Continued growth is projected in 1999 and 2000 for employment, wages, and personal income, although the growth is expected to moderate from the 1998 pace. However, a continuation of international financial and economic turmoil may result in a sharper slowdown than currently projected. Personal income is estimated to have grown by 4.9 percent in 1998, fueled in part by a continued large increase in financial sector bonus payments at the beginning of the year, and is projected to grow by
4.2 percent in 1999 and 4.0 percent in 2000. Increases in bonus payments in 1999 and 2000 are projected to be modest, a distinct shift from the torrid rate of the last few years. Overall employment growth is anticipated to continue at a modest rate, reflecting the slowing growth in the national economy, continued spending restraint in government, and restructuring in the manufacturing, health care, social service, and banking sectors.

         Many uncertainties exist in any forecast of the national and State economies. Given the recent volatility in the international economy and domestic financial markets, such uncertainties are particularly present at this time. The timing and impact of changes in economic conditions are difficult to estimate with a high degree of accuracy. Unforeseeable events may occur. The actual rate of change in any, or all, of the categories that form the basis of these forecasts may differ substantially and adversely from the outlook described herein.

Receipts

         The 1999-2000 Financial Plan projects General Fund receipts (including transfers from other funds) of $38.66 billion, an increase of $1.88 billion over the estimated 1998-99 level. After adjusting for tax law and administrative changes, recurring growth in the General Fund tax base is projected to be approximately three percent during 1999-2000.

         The forecast of General Fund receipts in 1999-2000 reflects the next stage of the STAR tax reduction program, which has an incremental cost of $638 million in 1999-2000, as well as the continuing impact of earlier tax reductions totaling approximately $2 billion. In addition, the Executive Budget reflects several new tax reduction proposals that are projected to have only a modest impact on receipts in 1999-2000 and 2000-01, but are expected to reduce receipts by $1.04 billion annually when fully phased in at the end of 2003-04.

         The largest new tax cut proposals call for further reductions in the personal income tax to benefit middle income taxpayers. These proposals increase the income threshold where the top tax rate of 6.85 percent applies and doubles the value of the dependent exemption to $2,000. The fully effective annual cost of these proposals is $600 million in fiscal year 2003-04. In addition, the Executive Budget includes several other targeted tax cut proposals, including: reducing certain energy taxes; lowering the alternative minimum tax on corporations from 3 percent to 2.5 percent; extending the business tax rate reductions enacted for general corporations last year to banks and insurance companies; creating a New York Capital Asset Exclusion for investments in a New York business; creating a new credit for job creation in cities; expanding the Qualified Emerging Technology Credit; conforming the estate tax to recent federal changes; eliminating several nuisance taxes and fees, including minimum taxes imposed on petroleum and aviation businesses; and expanding the income tax credit benefits provided to farmers to ease school property tax burdens. Together, these targeted reductions will have a full annual value of approximately $440 million.

         Personal income tax collections for 1999-2000 are projected to reach $22.83 billion, an increase of $2.65 billion (13.2 percent) over 1998-99. This increase is due in part to refund reserve transactions (including those described earlier) which serve to increase reported 1999-2000 personal income tax receipts by $1.77 billion. Collections also benefit from the estimated increase in income tax liability of 13.5 percent in 1998 and 5.3 percent in 1999. The large increases in liability in recent years have been supported by the continued surge in taxable capital gains realizations. This activity is related at least partially to recent changes in the federal tax treatment of such income. The growth in capital gains income is expected to plateau in 1999. Growth in 1999-2000 personal income tax receipts is partially offset by the diversion of such receipts into the School Tax Relief Fund, which finances the STAR tax reduction program. For 1999-2000, $1.22 billion will be deposited into this fund, an increase of $638 million.

         User tax and fees are projected at $7.16 billion in 1999-2000, a decrease of $72 million from the current year. The decline in this category reflects the incremental impact of already-enacted tax reductions, and the diversion of $30 million of additional motor vehicle registration fees to the Dedicated Highway and Bridge Trust Fund. Adjusted for these changes, the underlying growth of user taxes and fees is projected at 2.5 percent. The largest source of receipts in this category is the sales and use tax, which accounts for nearly 80 percent of projected receipts. The continuing base of the sales tax is projected to grow 4.4 percent in the coming year, and assumes the Legislature will not enact additional "sales-tax free" weeks that would affect receipts before December 1, 1999, when the sales and use tax on clothing and footwear under $110 is eliminated.

         Business tax receipts are expected to total $4.53 billion in 1999-2000, $267 million below 1998-99 estimated results. The impact of tax reductions scheduled in law, as well as slower growth in the underlying tax base, explain the decline in this category of the Financial Plan.

         Receipts from other taxes, which are comprised primarily of receipts from estate and gift taxes and pari mutuel taxes on wagering, are expected to decline $119 million to $980 million in 1999-2000. The ongoing effect of tax cuts already in law is the main reason for the decline. In addition, this category formerly included receipts from the real property gains tax that was repealed in 1996, and receipts from the real property transfer tax that, since 1996, have been earmarked to support various environmental programs.

         Miscellaneous receipts includes license revenues, income from fees and fines, abandoned property proceeds, investment income, and a portion of the assessments levied on medical providers. Miscellaneous receipts are expected to total $1.24 billion in 1999-2000, a decline of $292 million from 1998-99. Roughly $165 million of this decline is attributable to the ongoing phase-out of medical provider assessments. In addition, the Executive Budget proposes eliminating medical provider assessments on April 1, 1999, one year earlier than planned, which accounts for another $26 million of the year-to-year decline in miscellaneous receipts (the remainder of the provider assessment savings is reflected in lower General Fund disbursements).

         Transfers to the General Fund consist primarily of tax revenues in excess of debt service requirements. State sales tax proceeds in excess of amounts needed to support debt service payments for LGAC account for 82 percent of the 1999-2000 receipts in this category. Transfers to the General Fund decline $63 million in 1999-2000, reflecting lower projected receipts from the real estate transfer tax.

Disbursements

         The 1999-2000 Financial Plan projects General Fund disbursements and transfers to other funds of $37.10 billion, an increase of $482 million over projected spending for the current year. Grants to local governments constitute approximately 67 percent of all General Fund spending, and include payments to local governments, non-profit providers and individuals. Disbursements in this category are projected to decrease $87 million (0.4 percent) to $24.81 billion in 1999-2000, in part due to a $175 million decline in proposed spending for legislative initiatives.

         General Fund spending for school aid is projected at $9.99 billion on a State fiscal year basis, an increase of $292 million (3.0 percent) from the current fiscal year. The Executive Budget recommends additional funding for operating aid, building aid, and textbook and computer aids. It also funds the remainder of aid payable for the 1998-99 school year. These increases are partially offset by the elimination of categorical grants, reductions in BOCES aid, and other formula modifications. A new Educational Improvement block grant replaces categorical programs such as pre-kindergarten and minor maintenance to give school districts greater flexibility in meeting locally-determined needs.

         Medicaid spending is estimated to total $5.50 billion in 1999-2000, a modest decline of $87 million or 1.6 percent from 1998-99. To achieve program savings, the Executive Budget recommends a series of cost containment actions, including restructuring rates paid to providers for certain services, shifting treatments for certain services to outpatient settings, and maximizing allowable federal funds. At the same time, medical providers would benefit from the proposed acceleration of the phase-out of provider assessments already scheduled in law. The State had planned to eliminate provider assessments on April 1, 2000; the Executive Budget proposes eliminating them one year earlier. As a result, health care providers will not be required to pay $223 million in assessments in 1999-2000.

         Spending on welfare is projected at $1.49 billion, a decline of $41 million (2.7 percent) from 1998-99. Since 1994-95, State spending on welfare has fallen by $709 million, or 32 percent, driven by significant welfare changes initiated at the State and federal levels and a large, steady decline in the number of people receiving benefits. Several trends have contributed to falling caseloads, including the State's strong economic performance over the past three years; State, federal and local welfare-to-work initiatives that have expanded training and support services to assist recipients in becoming self-sufficient; tightened eligibility review for applicants; and aggressive fraud prevention measures.

         Local assistance spending for Children and Families Services is projected at $864 million in 1999-2000, down $42 million (4.7 percent) from 1998-99. The decline in General Fund spending is offset by higher spending on child care and child welfare services that is occurring with federal Temporary Assistance for Needy Families funds, which has allowed the State to lower General Fund spending while still expanding services in this area.

         In Mental Health, the State projects spending of $619 million in 1999-2000, an increase of $40 million (7 percent) over 1998-99, including $23 million in additional funding for the Community Reinvestment Program. Mental Retardation and Developmental Disabilities spending increases by $17 million to $576 million. Major components of spending growth include an inflation adjustment for Medicaid programs, annualization of new community services from 1998-99, and the first year of the NYS-CARES initiative that is projected to invest $129 million in State funds over the next five years to develop community-based beds for persons on waiting lists.

         Spending for all other local assistance programs will total $5.72 billion in 1999-2000, a decline of $266 million from 1998-99. Lower spending of $175 million for legislative member items in 1999-2000 accounts for the majority of the year-to-year change. Proposed actions to restructure the State's tuition assistance program produce a decline of $17 million from the previous fiscal year. Unrestricted aid to local governments is estimated at $822 million, $9 million below 1998-99 levels.

         State Operations reflect the costs of running the Executive, Legislative and Judicial branches of government. Spending in this category is projected to increase $225 million or 3.4 percent above 1998-99, and reflects the annualized costs of 1998-99 collective bargaining agreements, the decline in federal receipts that offset General Fund spending for mental hygiene programs, the costs of staffing a new State prison, and growth in the Legislative and Judiciary budgets. The State's overall workforce is projected to remain stable at approximately 191,200 persons.

         Personal service costs are projected to be $5.01 billion, an increase of $128 million from the current year. No funding is included in the Financial Plan for incremental costs from new collective bargaining agreements after the current labor contracts expire on April 1, 1999. Nonpersonal service is projected to be $1.87 billion, with the increase of $97 million used primarily to fund Year 2000 compliance and related activities in the Office for Technology.

         Total spending for general State charges is projected to grow by $47 million (2.1 percent) in 1999-2000. The increase is comprised of higher payments for health insurance, Court of Claims settlements and taxes on State-owned lands, offset by decreases for pension contributions and higher reimbursements for fringe benefit costs charged to positions financed by non-General funds, which lower General Fund expenses.

         Transfers in support of debt service are projected to grow approximately $185 million or 9 percent in 1999-2000, from $2.10 billion to $2.29 billion. The reclassification of SUNY community college debt service ($36 million) from local assistance accounts for a portion of this annual increase. The remainder reflects annualized costs from prior borrowings and a portion of the Governor's proposed debt reduction program, which has the effect of increasing costs in the short-term in order to reduce outstanding debt more rapidly. Transfers in support of capital projects for 1999-2000 are estimated to total $438 million and are comprised of $188 million for direct capital spending to finance a variety of recreational, educational and cultural projects and $250 million as the second annual deposit to the DRRF that was created in 1998-99. Other transfers decline by $71 million from 1998-99, as the one-time transfers in the current year for the Lottery and Oil Spill Funds do not recur in 1999-2000.

Closing General Fund Balance

         The State is projected to close the 1999-2000 fiscal year with a General Fund balance of $2.36 billion. The balance is comprised of $1.79 billion that the Governor is proposing to set aside as a tax reduction reserve, $473 million in the TSRF and $100 million in the CRF. The entire $226 million balance in the CPF is expected to be used in 1999-2000, with $80 million spent to pay for existing projects and the remaining balance of $146 million, against which there are currently no appropriations as a result of the Governor's 1998 vetoes, used to fund other expenditures in 1999-2000.

Non-recurring Resources

         The Division of the Budget projects that the 1999-2000 Financial Plan contains only $33 million in non-recurring resources, or less than one-tenth of one percent of General Fund disbursements. In 1999-2000, the largest one-time resources consist of a $15 million loan repayment from the Long Island Power
Authority and $8 million from the anticipated sale of State property at 270 Broadway in New York City. The remaining amounts include various routine transfers to the General Fund.

Special Revenue Funds

         For 1999-2000, the Financial Plan projects disbursements of $30.54 billion from Special Revenue Funds ("SRFs") derived from either State or federal sources, an increase of $537 million or 1.8 percent over 1998-99. Disbursements from State SRFs are projected at $8.61 billion, an increase of $315 million or
3.8 percent from 1998-99. The STAR program, disbursements for which increase by $638 million from 1998-99, accounts for most of the year-to-year growth in State SRF spending. The elimination of medical provider assessments on April 1, 1999 partially offsets this growth. Disbursements from federal SRFs, which account for approximately three-quarters of all special revenue spending, are estimated at $21.93 billion in 1999-2000, an increase of $222 million or 1.0 percent from 1998-99. The year-to-year growth in federal SRF spending is primarily due to increases in federal contributions for Children and Family Assistance ($123 million), education ($170 million), labor ($89 million) and the expanded Child Health Plus program ($96 million), offset by a decrease in welfare ($259 million).

Capital Projects Funds

         Disbursements from Capital Projects funds in 1999-2000 are estimated at $4.41 billion, or $145 million higher than 1998-99. The proposed spending plan includes: $2.61 billion in disbursements for transportation purposes, including State and local highway and bridge programs; $709 million for environmental activities; $348 million for correctional services; $272 million for the State University of New York (SUNY) and the City University of New York (CUNY); and $271 million for mental hygiene projects.

         Approximately 22 percent of capital projects spending in 1999-2000 is proposed to be financed with State "pay-as-you-go" resources. State-supported bond issuances, including general obligation bonds and lease-purchase/contractual obligations, finance 46 percent of capital projects spending, with federal grants financing the remaining 32 percent.


Debt Service Funds

         Disbursements from Debt Service Funds are estimated at $3.68 billion in 1999-2000, an increase of $384 million in debt service costs from 1998-99. The increase in debt service is primarily attributable to bonds previously issued in support of the following: $131 million for State and local highway and bridge programs financed by the Dedicated Highway and Bridge Trust Fund; $80 million for SUNY and CUNY higher education purposes, and $38 million for the mental hygiene programs financed through the Mental Health Services Fund. Disbursements on bonds for SUNY's upstate community colleges, previously appropriated as local aid, have now been reclassified as debt service spending.

Out-year Projections Of Receipts And Disbursements

         The Division of the Budget projects budget gaps of $1.11 billion in 2000-01 and $2.08 billion in 2001-02. These estimates assume that the
Legislature will enact the 1999-2000 Executive Budget and accompanying legislation in its entirety. The gaps also include $500 million in unspecified annual spending efficiencies, which is comparable to the Governor's Executive Budget assumptions in previous fiscal years. Future Financial Plans also are likely to count on savings from efficiencies, workforce management efforts, aggressive efforts to maximize federal and other non-General Fund resources, and other efforts to control State spending. Nearly all the actions proposed by the Governor to balance the 1999-2000 Financial Plan recur and grow in value in future years. The Division of the Budget projects that, if the projected budget gap for 2000-01 is closed with recurring actions, the 2001-02 budget gap would be reduced to $963 million under current projections. The Executive Budget assumes the use of the $1.79 billion tax reduction reserve to offset the incremental loss in tax receipts resulting from previously enacted and proposed tax reductions beginning in 2000-01. The Financial Plan currently assumes that $589 million of the reserves (about one-third of the amount available) will be applied in 2000-01, with the remaining $1.2 billion used in 2001-02. The State may alter how it apportions the reserves across the three years of the projection period.

         The Governor is required by law to propose a balanced budget each year and will propose steps necessary to address any potential remaining budget gaps in subsequent budgets. The Division of the Budget estimates that the State has closed projected budget gaps of $5.0 billion, $3.9 billion and $2.3 billion in its 1995-96, 1996-97 and 1997-98 fiscal years, respectively, and ended each of these years with a cash surplus.

Receipts

         General Fund receipts fall to an estimated $35.99 billion in 2000-01 reflecting the incremental impact of already enacted tax reductions, the impact of prior tax refund reserve transactions and the earmarking of receipts for dedicated highway purposes. Receipts are projected to grow modestly to $36.20 billion in 2001-02, again reflecting the impact of enacted tax cuts on normal receipts growth, as well as the incremental impact of tax reductions recommended with the Executive Budget.

         Personal income tax receipts are projected to decline to $20.72 billion in 2000-01. The decline from 1999-2000 reflects the positive impact of tax refund reserve transactions on 1999-2000 receipts and reduced growth in underlying liability. The slowdown in liability growth results from a moderate slowdown in personal income and wage increases and an end to the rapid escalation in taxable capital gains realizations. In addition, receipts are reduced by the incremental value of the STAR tax reduction plan and the required deposit of personal income tax receipts into the STAR Fund. Personal income tax receipts for 2001-02 are projected to increase to $20.94 billion. The modest increase results from continued normal growth in liability offset by increasing deposits to the STAR Fund.

         Receipts from user taxes and fees are estimated to total $6.88 billion in 2000-01, a decline of $281 million from 1999-2000. This decline results, in part, from the dedication of an increased portion of motor fuel tax receipts to the Dedicated Highway and Bridge Trust Fund. Further, receipts growth is reduced due to the incremental impact of already-enacted tax reductions such as the elimination of the sales tax on clothing and shoes priced under $110. User taxes and fees receipts increase to an estimated $7.10 billion by 2001-02. Moderate economic growth projected over the next several years will keep underlying growth in the sales tax base in the 4 to 5 percent range over the 2000-01 and 2001-02 periods.

         Business tax receipts are estimated to decline to $4.33 billion in 2000-01 as the impact of recently enacted tax reductions begin to take effect. Receipts are projected to fall to $4.19 billion in 2001-02, reflecting the ongoing effect of business tax reductions and the recommended changes associated with energy tax reform and reduction, as well as other business tax reductions proposed in the 1999-2000 Executive Budget.

         Other taxes are projected to decline to $813 million in 2000-01 as the impact of estate tax reductions and the elimination of the gift tax begin to affect receipts. Further, the remainder of receipts from the real property gains tax will fall off as prior year liabilities and assessments are drawn down. Other tax receipts fall to an estimated $772 million in 2001-02 as the impact of estate and gift tax reduction provisions enacted in 1997 are fully phased in.

         Miscellaneous receipts are estimated to total $1.20 billion in 2000-01, a decline of $38 million from the prior year. Receipts in this category are projected to reach $1.17 billion in 2001-02.

         Transfers from other funds are estimated to grow to $2.04 billion in 2000-01, including the transfer back to the General Fund of CPF resources. Transfers fall slightly in 2001-02 as normal growth in LGAC transfers associated with the sales tax is offset by declines in other transfers.

Disbursements

         The State currently projects spending to grow by $1.09 billion (2.9 percent) in 2000-01 and an additional $1.8 billion (4.7 percent) in 2001-02. General Fund spending increases at a higher rate in 2001-02 than in 2000-01, driven primarily by higher growth rates for Medicaid, welfare, Children and Families Services, and Mental Retardation, as well as the loss of federal money that offsets General Fund spending.

         Local assistance spending accounts for most of the projected growth in General Fund spending in the out-years, increasing by $1.04 billion in 2000-01 and $1.46 billion in 2001-02. School aid, which accounts for the largest share of General Fund spending, is projected to grow by $612 million (6.1 percent) in 2000-01 and $578 million (5.5 percent) in 2001-02. Continuing growth in building aid and selected operating aid drives most of this higher spending. Other education spending, particularly in pre-school handicapped programs, also is expected to grow strongly, increasing by roughly $70 million (8 to 9 percent) annually, as enrollment growth and higher per pupil costs produce higher growth.

         Medicaid is the next largest General Fund program. Spending is expected to grow by $313 million (5.7 percent) in 2000-01 and $452 million (7.8 percent) in 2001-02. Consistent with national trends, underlying growth in health care costs is projected at 6.5 percent over the projection period. The State expects proposed cost containment and managed care to reduce the Medicaid programs spending base, but not to alter the underlying forces driving the rise in health care costs. In welfare, spending is expected to increase by less than 3 percent in 2000-01, but grow at 6 percent in 2001-02 as caseloads stabilize and federal work participation rules require additional State resources. Spending on Children and Families Services is expected to increase rapidly in both 2000-01 and 2001-02, reflecting welfare-to-work investments and the loss of federal money in 2001-02 that is currently used to offset General Fund spending. Mental hygiene programs continue to grow faster than inflation because of recently enacted community investment commitments, as well as the continued loss of federal offsets. Most other programs are expected to grow at historical rates, generally around inflation.

         State operations costs are projected to increase by $179 million (2.6 percent) in 2000-01 and $171 million (2.4 percent) in 2001-02. Most of this increase reflects the costs of staffing additional correctional facilities, the loss of federal money used to offset General Fund spending in mental hygiene agencies, modest inflationary increases in non-personal service costs, and additional spending for computer systems and technology initiatives. Consistent with past practice, the State's out-year projections do not assume any new costs from collective bargaining agreements negotiated after the current round of contracts expire in April.

         General State charges are projected to increase by $95 million in 2000-01 and $76 million in 2001-02. The growth reflects inflationary increases for health insurance and other benefits for State employees. The projections do not assume any changes in existing benefits.

         Capital project transfers are expected to increase as a result of the Governor's proposed debt reduction initiatives that drive higher pay-as-you-go spending in the future. Other transfers show little change in the out-years.

Special Considerations

         Many complex political, social and economic forces influence the State's economy and finances, which may in turn affect the State's Financial Plan. These forces may affect the State unpredictably from fiscal year to fiscal year and are influenced by governments, institutions, and events that are not subject to the State's control. The Financial Plan also is necessarily based upon forecasts of national and State economic activity. Economic forecasts have frequently failed to predict accurately the timing and magnitude of changes in the national and the State economies.

         The Division of Budget believes that its projections of receipts and disbursements relating to the 1999-2000 Executive Budget, and the assumptions on which they are based, are reasonable. The projections assume no changes in federal tax law, which could substantially alter the current receipts forecast. In addition, these projections do not include funding for new collective bargaining agreements after the current contracts expire on April 1, 1999. Each percentage increase in employee wages would add roughly $70 million in new Financial Plan costs. Collective bargaining commitments at current inflationary rates would increase labor costs by approximately $480 million by the end of the projection period.

         The State's out-year projections may change substantially as the budget process for 1999-2000 continues. For example, the Governor will propose amendments to the 1999-2000 Executive Budget, as permitted under law. These amendments, which will be reflected in a revised Financial Plan to be released on or before February 26, 1999, may materially and adversely impact the projections set forth in this Update and are likely to include additional funding for public schools. Actual results for the fiscal year also may differ materially and adversely from current projections. Finally, the Legislature may not enact the Governor's proposals or the State's actions may be insufficient to preserve budgetary balance or to align recurring receipts and disbursements in either 1999-2000 or in future fiscal years.

         The fiscal effects of tax reductions adopted in the last several fiscal years and those proposed by the Governor in the 1999-2000 Executive Budget are projected to grow more substantially beyond the 1999-2000 fiscal year. The incremental annual cost of enacted or proposed tax reductions is estimated to peak at $2.1 billion in 2000-01, then gradually decline to about $1 billion in 2003-04.

         Over the long-term, uncertainties with regard to the economy present the largest potential risk to future budget balance in the State. For example, a downturn in the financial markets or the wider economy is possible, a risk that is heightened by the lengthy expansion currently underway. The securities industry is more important to the New York economy than the national economy, potentially amplifying the impact of an economic downturn. A large change in stock market performance during the forecast horizon could result in wage and unemployment levels that are significantly different from those embodied in the forecast. Merging and downsizing by firms, as a consequence of deregulation or continued foreign competition, may also have more significant adverse effects on employment than expected. Finally, a "forecast error" of one percentage point in the estimated growth of receipts could cumulatively raise or lower results by over $1 billion by 2002.

         An ongoing risk to the State Financial Plan arises from the potential impact of certain litigation and federal disallowances now pending against the State, which could produce adverse effects on the State's projections of receipts and disbursements. The Financial Plan assumes no significant federal disallowances or other federal actions that could affect State finances. For more information on certain litigation pending against the State, see "Litigation."

         To guard against these risks, the State has projected reserves of $2.36 billion in 1999-2000, comprised of $1.79 billion that the Governor is proposing to set aside as a tax reduction reserve, $473 million in the TSRF and $100 million in the CRF.

Year 2000 Compliance

         The State is currently addressing Year 2000 (Y2K) data processing compliance issues. Since its inception, the computer industry has used a two-digit date convention to represent the year. In the year 2000, the date field will contain "00" and, as a result, many computer systems and equipment may not be able to process dates properly or may fail since they may not be able to distinguish between the years 1900 and 2000. The Y2K issue not only affects computer programs, but also the hardware, software and networks on which they operate on. In addition, any system or equipment that is dependent on an embedded chip, such as telecommunication equipment and security systems, also may be adversely affected.

         In 1996, the State established the Year 2000 Date Change Initiative to facilitate and coordinate New York State's Y2K compliance effort. The Office for Technology (OFT), under the direction of the Governor's Office of State Operations, is responsible for monitoring the State's compliance progress and for providing assistance and resources to State agencies. Each agency is responsible for bringing their individual systems into Y2K compliance. Y2K compliance has been identified by the Governor as New York State's number one technology priority.

         In 1997, OFT completed a risk assessment of 712 State data processing systems and prioritized those systems for purposes of Y2K compliance. The State has estimated that investments of at least $140 million will be required to bring the State's approximately 350 mission critical and high priority systems into Year 2000 compliance. Mission-critical systems are those that may impact the public health, safety and welfare of the State and its citizens, and for which failure could have a material and adverse impact on State operations. High-priority systems are critical for a State agency to fulfill its mission or deliver services. The State allocated over $117 million in centralized Y2K funding in 1998-99 to those agencies that maintain mission-critical and high-priority systems. Agencies also are expending funds from their capital budgets to address the Y2K compliance issue. The State is planning to spend an additional $19 million in 1999-2000 for Year 2000 embedded chip compliance, and also is making a contingent appropriation available for unforeseen emergencies. The Y2K compliance effort may require additional funding above amounts assumed in the State Financial Plan, but those amounts are not assumed to be material.

         OFT is monitoring compliance progress for the State's mission-critical and high-priority systems and is reporting compliance progress to the Governor's office on a quarterly basis. As of December 1998, the State had completed 93 percent of overall compliance effort for its mission-critical systems; 18 systems are now Y2K compliant and the remaining systems are on schedule to be compliant by the first quarter of 1999. As of December 1998, the State has completed 70 percent of overall compliance effort on the high-priority systems; 168 systems are Y2K compliant and the remaining systems are on schedule to be compliant by the second quarter of 1999. Y2K compliance testing is expected to be completed by the end of calendar year 1999.

         The State also is addressing a number of issues related to bringing its mission critical systems into compliance, including: testing throughout 1999 of over 800 data exchange interfaces with federal, state, local and private data partners; completion of an inventory of priority equipment and systems that may depend on embedded chips and may therefore need remediation in 1999; and contacting critical vendors and supply partners to obtain Y2K compliance status information and assurances.

         Since problems could be identified during the compliance testing phase that could produce compliance delays, the State also is requiring its agencies to complete contingency plans for priority systems and business processes by the first quarter of 1999. These plans will be integrated into the State Emergency Response Plan and coordinated by the State Emergency Management Office. In addition, the State Public Service Commission has ordered that all State regulated utilities complete Y2K activities for mission-critical systems, including contingency plans, by July 1, 1999. The State also has been working with local governments since December 1996 to raise awareness, promote action and provide assistance with Y2K compliance.
         While the State is taking what it believes to be appropriate action to address Y2K compliance, there can be no guarantee that all of the State's systems and equipment will be Y2K compliant and that there will not be an adverse impact upon State operations or finances as a result. Since Y2K compliance by outside parties is beyond the State's control to remediate, the failure of outside parties to achieve Y2K compliance could have an adverse impact on State operations or finances as well.

GAAP-Basis Financial Plan

         The General Fund and All Governmental Funds Financial Plans also are prepared in accordance with Generally Accepted Accounting Principles (GAAP). The GAAP projections for both years are based on the accounting principles applied by the State Comptroller in the financial statements issued for the 1997-98 State fiscal year and do not reflect any pending proposals of the Governmental Accounting Standards Board.

         The GAAP projections indicate that the State will have three consecutive years of a GAAP accumulated surplus in the General Fund, eliminating the GAAP deficit of $3.3 billion that existed on March 31, 1995. In 1998-99, the General Fund GAAP Financial Plan projects total revenues of $36.63 billion, total expenditures of $36.07 billion, and net other financing uses of $106 million. In 1999-2000, projections reflect total revenues of $36.14 billion, total expenditures of $36.18 billion and net other financing uses of $466 million. The net impact of the additional 1998-99 cash surplus accounts for most of the change in projected operating results across the two fiscal years. At the end of 1999-2000, the accumulated General Fund GAAP surplus is projected to be $512 million.

GAAP-Basis Results for Prior Fiscal Years

1997-98 Fiscal Year

         The State completed its 1997-98 fiscal year with a combined Governmental Funds operating surplus of $1.80 billion, which included operating surpluses in the General Fund ($1.56 billion), in CPFs ($232 million) and in SRFs ($49 million), offset in part by an operating deficit in Debt Service Funds ($43 million).

General Fund

         The State reported a General Fund operating surplus of $1.56 billion for the 1997-98 fiscal year, as compared to an operating surplus of $1.93 billion for the 1996-97 fiscal year. As a result, the State reported an accumulated surplus of $567 million in the General Fund for the first time since it began reporting its operations on a GAAP basis. The 1997-98 fiscal year operating surplus resulted in part from higher-than-anticipated personal income tax receipts, an increase in taxes receivable of $681 million, an increase in other assets of $195 million and a decrease in pension liabilities of $144 million. These gains were partially offset by an increase in payables to local governments of $308 million and tax refunds payable of $147 million.

         Revenues increased $617 million (1.8 percent) over the prior fiscal year, with increases in personal income, consumption and use, and business taxes, and decreases reported for other taxes, federal grants and miscellaneous revenues. Personal income taxes grew $746 million, an increase of nearly 4.2 percent. The increase in personal income taxes resulted from strong employment and wage growth and the strong performance by the financial markets during 1997. Consumption and use taxes increased $334 million, or 5.0 percent, spurred by increased consumer confidence. Business taxes grew $28 million, an increase of
0.5 percent. Other taxes fell primarily because revenues for estate and gift taxes decreased. Miscellaneous revenues decreased $380 million, or 12.7 percent decrease, due to a decline in receipts from the Medical Malpractice Insurance Association and from medical provider assessments.

         Expenditures increased $147 million (0.4 percent) from the prior fiscal year, with the largest increases occurring in education and social services.
Education expenditures grew $391 million (3.6 percent), mainly due to an increase in State support for public schools. This growth was offset, in part, by a reduction in spending for municipal and community colleges. Social services expenditures increased $233 million (2.6 percent) to fund growth in these programs. Increases in other State aid spending were offset by a decline in general purpose aid of $235 million (28.8 percent) due to statutory changes in the payment schedule. Increases in personal and non-personal service costs were offset by a decrease in pension contributions of $660 million, a result of the refinancing of the State's pension amortization that occurred in 1997.

         Net other financing sources decreased $841 million (68.2 percent) due to the nonrecurring use of bond proceeds ($769 million) provided by the Dormitory Authority of the State of New York (DASNY) to pay the outstanding pension amortization liability incurred in 1997.

Special Revenue, Debt Service and Capital Projects Fund Types

         An operating surplus of $49 million was reported for the SRFs for the 1997-98 fiscal year, which increased the accumulated fund balance to $581 million. Revenues rose by $884 million over the prior fiscal year (3.3 percent) as a result of increases in tax and federal grant revenues. Expenditures increased $795 million (3.3 percent) as a result of increased local assistance grants. Net other financing uses decreased $105 million (3.3 percent).

         Debt Service Funds ended the 1997-98 fiscal year with an operating deficit of $43 million and, as a result, the accumulated fund balance declined to $1.86 billion. Revenues increased $246 million (10.6 percent) as a result of increases in dedicated taxes. Debt service expenditures increased $341 million (14.4 percent). Net other financing sources increased $89 million (401.3 percent) due primarily to savings achieved through advance refundings of outstanding bonds.

         An operating surplus of $232 million was reported in the CPFs for the State's 1997-98 fiscal year and, as a result, the accumulated deficit in this fund type decreased to $381 million. Revenues increased $180 million (8.6 percent) primarily as a result of a $54 million increase in dedicated tax revenues and an increase of $101 million in federal grants for transportation and local waste water treatment projects. Expenditures increased $146 million (4.5 percent) primarily as a result of increased capital construction spending for transportation and local waste-water treatment projects. Net other financing sources increased by $100 million primarily as a result of a decrease in transfers to certain public benefit corporations engaged in housing programs.

Debt & Other Financing Activities

1998-99 Borrowing Plan

         Section 22-c of the State Finance Law, as amended by Chapter 389 of the Laws of 1997, requires the Governor to submit the five-year Capital Program and Financing Plan with the Executive Budget. That Plan is required to be updated by the later of July 30 or 90 days after the enactment of the State Budget.

         The proposed 1998-99 through 2003-04 Capital Program and Financing Plan was released with the Executive Budget on January 27, 1999. The recommended five-year Capital Program and Financing Plan reflects debt reduction initiatives that would reduce future State-supported debt issuances by significantly increasing the share of the Plan financed with pay-as-you-go resources. Compared to the last year of the July 1998 update to the Plan, outstanding State-supported debt would be reduced by $4.7 billion (from $41.9 billion to $37.2 billion).

         As described below, efforts to reduce debt, unanticipated delays in the advancement of certain projects and revisions to estimated proceeds needs will modestly reduce projected borrowings in 1998-99. The State's 1998-99 borrowing plan now projects issuances of $331 million in general obligation bonds (including $154 million for purposes of redeeming outstanding BANs) and $154 million in general obligation commercial paper. The State has issued $179 million in Certificates of Participation to finance equipment purchases (including costs of issuance, reserve funds, and other costs) during the 1998-99 fiscal year. Of this amount, it is anticipated that approximately $83 million will be used to finance agency equipment acquisitions, and $96 million to address Statewide technology issues related to Y2K compliance. Approximately $228 million for information technology related to welfare reform, originally anticipated to be issued during the 1998-99 fiscal year, is now expected to be delayed until 1999-2000.

         Borrowings  by  public  authorities   pursuant  to  lease-purchase  and
contractual-obligation financings for capital programs of the State are projected to total approximately $2.85 billion, including costs of issuance, reserve funds, and other costs, net of anticipated refundings and other adjustments in 1998-99. Included therein are borrowings by: (i) DASNY for SUNY; CUNY; health, mental health and educational facilities including the State Education Department; new facilities for the Office of the State Comptroller and the New York State and Local Retirement Systems; and for parking facilities;
(ii) the Thruway Authority for the Dedicated Highway and Bridge Trust Fund and Consolidated Highway Improvement Program; (iii) Urban Development Corporation
(UDC) (doing business as the Empire State Development Corporation) for prison and sports facilities; (iv) Housing Finance Authority (HFA) for housing programs; and (v) the Environmental Facilities Corporation (EFC) and the Energy Research and Development Authority (ERDA) for environmental projects. This includes an estimated $247 million to be issued for the Community Enhancement Facilities Assistance Program (CEFAP) for economic development purposes, consisting of sports facilities, cultural institutions, transportation, infrastructure and other community facility projects. Four public authorities (the Thruway Authority, DASNY, UDC and HFA) are authorized to issue bonds to finance a total of $425 million of CEFAP projects under this program. The 1999-2000 Executive Budget proposes reducing CEFAP by $75 million to $350 million.

         The projection of State borrowings for the 1998-99 fiscal year is subject to change as market conditions, interest rates and other factors vary through the end of the fiscal year.

Authorities and Localities

The City of New York

Fiscal Oversight

         To successfully implement its Financial Plan, the City of New York and certain entities issuing debt for the benefit of the City must market their securities successfully. The City issues securities to finance, refinance and rehabilitate infrastructure and other capital needs, as well as for seasonal financing needs. In 1997, the State created the New York City Transitional Finance Authority (TFA) to finance a portion of the City's capital program because the City was approaching its State Constitutional general debt limit. Without the additional financing capacity of the TFA, projected contracts for City capital projects would have exceeded the City's debt limit during City fiscal year 1997-98. Despite this additional financing mechanism, the City currently projects that, if no further action is taken, it will reach its debt limit in City fiscal year 1999-2000.

         On June 2, 1997, an action was commenced seeking a declaratory judgment declaring the legislation establishing the TFA to be unconstitutional. On November 25, 1997 the State Supreme Court found the legislation establishing the TFA to be constitutional and granted the defendants' motion for summary judgment. The plaintiffs appealed the decision. On July 30, 1998, the Appellate Division, Third Department, affirmed the Supreme Court decision. Plaintiffs filed a notice of appeal with the New York Court of Appeals asserting an appeal as of right of the Appellate Division order. That appeal was dismissed on September 22, 1998. Plaintiffs subsequently filed a motion for leave to appeal to the Court of Appeals. That motion was denied on December 22, 1998.

Other Localities

         On June 30, 1998, the City of Yonkers satisfied the statutory conditions for ending the supervision of its finances by a State-ordered control board. Pursuant to State law, the control board's powers over City finances lapsed six months after the satisfaction of these conditions, on December 31, 1998.

Litigation

         In its General Purpose Financial Statements, the State reports its estimated liability for awarded and anticipated unfavorable judgments. The General Purpose Financial Statements for the 1997-98 fiscal year were released on July 28, 1998.

         With respect to pending and threatened litigation, the State has reported liabilities of $872 million for awarded and anticipated unfavorable judgments, of which $90 million is expected to be paid within the 1998-99 fiscal year. The remainder, $782 million, is reported as a long-term obligation of the State and represents an increase of $552 million from the prior year.

         Adverse   developments  in  the  proceedings   described  below,  other
proceedings for which there are unanticipated, unfavorable and material judgments, or the initiation of new proceedings could affect the ability of the State to maintain a balanced 1998-99 Financial Plan. The State believes that the Financial Plan includes sufficient reserves to offset the costs associated with the payment of judgments that may be required during the 1998-99 fiscal year. These reserves include (but are not limited to) projected fund balances in the General Fund, as discussed in the section entitled "Closing General Fund Balance." In addition, any amounts ultimately required to be paid by the State may be subject to settlement or may be paid over a multi-year period. There can be no assurance, however, that adverse decisions in legal proceedings against the State would not exceed the amount of all potential Financial Plan resources available for the payment of judgments, and could therefore affect the ability of the State to maintain a balanced Financial Plan.

State Finance Policies

 Tax Law

         In New York Association of Convenience Stores, et al. v. Urbach, et al., petitioners, New York Association of Convenience Stores, National Association of Convenience Stores, M.W.S. Enterprises, Inc. and Sugarcreek Stores, Inc. is seeking to compel respondents, the Commissioner of Taxation and Finance and the Department of Taxation and Finance, to enforce sales and excise taxes imposed, pursuant to Tax Law Articles 12-A, 20 and 28, on tobacco products and motor fuel sold to non-Indian consumers on Indian reservations. In orders dated August 13, 1996 and August 24, 1996, the Supreme Court, Albany County, ordered, inter alia, that there be equal implementation and enforcement of said taxes for sales to non-Indian consumers on and off Indian reservations, and further ordered that, if respondents failed to comply within 120 days, no tobacco products or motor fuel could be introduced onto Indian reservations other than for Indian consumption or, alternately, the collection and enforcement of such taxes would be suspended statewide. Respondents appealed to the Appellate Division, Third Department, and invoked CPLR 5519(a)(1), which provides that the taking of the appeal stayed all proceedings to enforce the orders pending the appeal. Petitioner's motion to vacate the stay was denied. In a decision entered May 8, 1997, the Third Department modified the orders by deleting the portion thereof that provided for the statewide suspension of the enforcement and collection of the sales and excise taxes on motor fuel and tobacco products. The Third Department held, inter alia, that petitioners had not sought such relief in their petition and that it was an error for the Supreme Court to have awarded such undemanded relief without adequate notice of its intent to do so. On May 22, 1997, respondents appealed to the Court of Appeals on other grounds, and again invoked the statutory stay. On October 23, 1997, the Court of Appeals granted petitioners' motion for leave to cross-appeal from the portion of the Third Department's decision that deleted the statewide suspension of the enforcement and collection of the sales and excise taxes on motor fuel and tobacco. On July 9, 1998, the New York Court of Appeals reversed the order of the Appellate Division, Third Department, and remanded the matter to the Supreme Court, Albany County, for further proceedings. The Court held that the petitioners had standing to assert an equal protection claim, but that their claim did not implicate racial discrimination. The Court remanded the case to Supreme Court, Albany County, for resolution of the question of whether there was a rational basis for the Tax Department's policy of non-enforcement of the sales and excise taxes on reservation sales of cigarettes and motor fuel to non-Indians. In a footnote, the Court stated that, in view of its disposition of the case, petitioners' cross-appeal regarding the statewide suspension of the taxes is "academic."

Clean Water/Clean Air Bond Act of 1996

         In Robert L. Schulz, et al. v. The New York State Executive, et al. (Supreme Court, Albany County, commenced October 16, 1996), plaintiffs challenge the enactment of the Clean Water/Clean Air Bond Act of 1996 and its implementing legislation (1996 Laws of New York, Chapters 412 and 413). Plaintiffs claim, inter alia, that the Bond Act and its implementing legislation violate provisions of the State Constitution requiring that such debt be authorized by law for some single work or purpose distinctly specified therein and forbidding incorporation of other statutes by reference.

         In an opinion dated June 9, 1998, the Court of Appeals affirmed the July 17, 1997 order of the Appellate Division, Third Department, affirming the lower court dismissal of this case. On September 9, 1998, plaintiff sought review of this decision from the United States Supreme Court. On November 2, 1998, the United States Supreme Court denied certiorari.

State Programs

Medicaid

     In several cases, plaintiffs seek retroactive claims for reimbursement for services provided to Medicaid recipients who also were eligible for Medicare during the period January 1, 1987 to June 2, 1992. Included are Matter of New York State Radiological Society v. Wing, Appel v. Wing, E.F.S. Medical Supplies
v. Dowling, Kellogg v. Wing, Lifshitz v. Wing, New York State Podiatric Medical Association v. Wing and New York State Psychiatric Association v. Wing. These cases were commenced after the State's reimbursement methodology was held invalid in New York City Health and Hospital Corp. v. Perales. The State contends that these claims are time-barred. In a judgment dated September 5, 1996, the Supreme Court, Albany County, dismissed Matter of New York State Radiological Society v. Wing as time-barred. By order dated November 26, 1997, the Appellate Division, Third Department, affirmed that judgment. By decision dated June 9, 1998, the Court of Appeals denied leave to appeal. The time in which to seek further review has expired in the latter case. By decision and order dated December 15, 1998, the Appellate Division, First Department dismissed Appel v. Wing, E.F.S. Medical Supplies v. Dowling, Kellogg v. Wing, Lifshitz v. Wing, New York State Podiatric Medical Association v. Wing and New York Psychiatric Association v. Wing as time barred.

         Several cases, including Port Jefferson Health Care Facility, et al. v. Wing (Supreme Court, Suffolk County), challenge the constitutionality of Public Health Law ss. 2807-d, which imposes a tax on the gross receipts hospitals and residential health care facilities receive from all patient care services. Plaintiffs allege that the tax assessments were not uniformly applied, in violation of federal regulations. In a decision dated June 30, 1997, the Court held that the 1.2 percent and 3.8 percent assessments on gross receipts imposed pursuant to Public Health Law ss.ss. 2807-d(2)(b)(ii) and 2807d(2)(b)(iii), respectively, are unconstitutional. An order entered August 27, 1997, enforced the terms of the decision. The State appealed that order. By decision and order dated August 31, 1998, the Appellate Division, Second Department, affirmed that order. On September 30, 1998, the State moved for re-argument or, in the alternative, for a certified question for the Court of Appeals to review. By order dated January 7, 1999, the motion was denied. A final order was entered in Supreme Court on January 26, 1999. The time for the State to appeal from the January 26, 1999 order has not yet expired.

Line Item Veto

         In an action commenced in June 1998 by the Speaker of the Assembly of the State of New York against the Governor of the State of New York (Silver v. Pataki, Supreme Court, New York County), the Speaker challenges the Governor's application of his constitutional line item veto authority to certain portions of budget bills adopted by the State Legislature contained in Chapters 56, 57 and 58 of the Laws of 1998. On July 10, 1998, the State filed a motion to dismiss this action. By order entered January 7, 1999, the court denied the State's motion to dismiss. On January 27, 1999, the State appealed that order.

Real Property Claims

         On March 4, 1985 in Oneida Indian Nation of New York, et al. v. County of Oneida, the United States Supreme Court affirmed a judgment of the United States Court of Appeals for the Second Circuit holding that the Oneida Indians have a common-law right of action against Madison and Oneida Counties for wrongful possession of 872 acres of land illegally sold to the State in 1795. At the same time, however, the Court reversed the Second Circuit by holding that a third-party claim by the counties against the State for indemnification was not properly before the federal courts. The case was remanded to the District Court for an assessment of damages, which action is still pending. The counties may still seek indemnification in the State courts.

         In 1998, the United States filed a complaint in intervention in Oneida Indian Nation of New York. In December 1998, both the United States and the tribal plaintiffs moved for leave to amend their complaints to assert claims for 250,000 acres, to add the State as a defendant, and to certify a class made up of all individuals who currently purport to hold title within said 250,000 acre area. These motions are returnable March 29, 1999.

         Several other actions involving Indian claims to land in upstate New York are also pending. Included are Cayuga Indian Nation of New York v. Cuomo, et al., and Canadian St. Regis Band of Mohawk Indians, et al. v. State of New York, et al., both in the United States District Court for the Northern District of New York. The Supreme Court's holding in Oneida Indian Nation of New York may impair or eliminate certain of the State's defenses to these actions but may enhance others.

                                     PART C

ITEM 23. EXHIBITS

(a)   Declaration of Trust of the Registrant.1

(b)   Amended and Restated By-Laws of the Registrant.3

(c )  None

(d) Investment Advisory Agreement between the Registrant and Morgan Guaranty Trust Company of New York ("Morgan").1

(d)(1) Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc.5

(e)              None

(f)              N/A

(g) Custodian Contract between the Registrant and State Street Bank and Trust Company ("State Street").4

(h) Co-Administration Agreement between the Registrant and Funds Distributor, Inc.4

(h)(1) Transfer Agency and Service Agreement between the Registrant and State Street.1

(h)(2) Restated Administrative Services Agreement between the Registrant and Morgan.4

(h)(3) Fund Services Agreement, as amended, between the Registrant and Pierpont Group, Inc.4

(h)(4)  Investment representation letters of initial investors.4

(i)     None

(j)     None

(k)     N/A

(l)     N/A

(m)     N/A

(n)     N/A

(o)     None
-------------------

1 Incorporated herein by reference from Amendment No. 1 to Registrant's Registration Statement on Form N-1A (the "Registration Statement") as filed with the Securities and Exchange Commission ("SEC")on July 31, 1995. (Accession No. 0000922326-95-000019).

2 Incorporated herein by reference from Amendment No. 3 to Registrant's Registration Statement as filed with the SEC on August 1, 1996. (Accession No. 0000935490-96-000077).

3 Incorporated herein by reference from Amendment No. 4 to Registrant's Registration Statement as filed with the SEC on May 12, 1997. (Accession No.0001016964-97-000076).

4 Incorporated herein by reference from Amendment No. 5 to Registrant's Registration Statement as filed with the SEC on July 14, 1997. (Accession No. 0001016964-97-006119).


ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

         Not applicable.

ITEM 25. INDEMNIFICATION.

         Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as an Exhibit hereto.

         The Trustees and officers of the Registrant and the personnel of the Registrant's co-administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

     JPMIM is a Delaware corporation which is a wholly-owned subsidiary of J.P. Morgan & Co. Incorporated.

         JPMIM is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. JPMIM manages employee benefit funds of corporations, labor unions and state and local governments and the accounts of other institutional investors, including investment companies.

         To the knowledge of the Registrant, none of the directors or executive officers of JPMIM is or has been during the past two fiscal years engaged in any other business, profession, vocation or employment of a substantial nature, except that certain officers and directors of JPMIM also hold various positions with, and engage in business for, J.P. Morgan & Co. Incorporated, which owns all the outstanding stock of JPMIM.

ITEM 27. PRINCIPAL UNDERWRITERS.

         Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS.

         The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

     J.P. Morgan Investment Management Inc. and Morgan Guaranty Trust Company of New York, 522 Fifth Avenue, New York, New York 10036 and/or 60 Wall Street, New York, New York 10260-0060 (records relating to its functions as investment adviser and administrative services agent).

         State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110 or 40 King Street West, Toronto, Ontario, Canada M5H 3Y8 (records relating to its functions as custodian and fund accounting and transfer agent).

         Funds  Distributor,   Inc.,  60  State  Street,   Suite  1300,  Boston,
Massachusetts 02109 (records relating to its functions as co-administrator and exclusive placement agent).

         Pierpont Group, Inc., 461 Fifth Avenue, New York, New York 10017 (records relating to its assisting the Trustees in carrying out their duties in supervising the Registrant's affairs).

ITEM 29. MANAGEMENT SERVICES.

         Not applicable.

ITEM 30. UNDERTAKINGS.

         Not applicable.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 29th day of November, 1999.


         THE NEW YORK TAX EXEMPT BOND PORTFOLIO



By:      /s/ Stephanie D. Pierce
         --------------------------------
       Stephanie D. Pierce
         Vice President and Assistant Secretary

                          INDEX TO EXHIBITS

Exhibit No.                Description of Exhibit
-----------                ----------------------
NONE